Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-196098

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
8.50% Series B Cumulative Redeemable Preferred Units	5,750,000(1)	$25	$143,750,000	$16,704

(1)	Includes 750,000 Series B Cumulative Redeemable Preferred Units subject to the underwriters’ option to purchase additional units.
(2)	The registration fee has been calculated in accordance with Rule 457(r) and is made in accordance with Rule 456(b) under the Securities Act of 1933 and relates to the Registration Statement on Form F-3ASR filed by Teekay Offshore Partners L.P. on May 20, 2014 (File No. 333-196098).

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 20, 2014)

5,000,000 Units

Teekay Offshore Partners L.P.

8.50% Series B Cumulative Redeemable Preferred Units

(Liquidation Preference $25.00 per Unit)

We are offering 5,000,000 of our 8.50% Series B Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit (or the Series B Preferred Units).

Distributions on the Series B Preferred Units are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, when, as and if declared by the board of directors of our general partner. The initial distribution on the Series B Preferred Units offered hereby will be payable on August 15, 2015 in an amount equal to $0.6788 per unit. Distributions will be payable out of amounts legally available therefor at an initial rate equal to 8.50% per annum of the stated liquidation preference.

At any time on or after April 20, 2020, the Series B Preferred Units may be redeemed, in whole or in part, out of amounts legally available therefor, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared.

We intend to apply to have the Series B Preferred Units listed on the New York Stock Exchange (or NYSE) under the symbol “TOOPRB”. If the application is approved, we expect trading of the Series B Preferred Units on the NYSE to begin within 30 days after their original issue date. Currently, there is no public market for the Series B Preferred Units.

Investing in our Series B Preferred Units involves a high degree of risk. Our Series B Preferred Units have not been rated and are subject to the risks associated with unrated securities. Please read “Risk Factors” beginning on page S-26 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$25.00	$125,000,000
Underwriting discount(1)	$0.7875	$3,937,500
Proceeds to us (before expenses)	$24.2125	$121,062,500

(1)	We have granted the underwriters an option for a period of 30 days to purchase up to an additional 750,000 Series B Preferred Units. If the underwriters exercise the option in full, the total underwriting discount will be $4,528,125 and the total proceeds to us before expenses will be $139,221,875.

Delivery of the Series B Preferred Units is expected to be made in book-entry form through the facilities of The Depository Trust Company on or about April 20, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank

Co-Managers

Credit Agricole CIB	Santander	SOCIETE GENERALE

April 13, 2015

Prospectus Supplement

Prospectus

i

ALTERNATIVE SETTLEMENT DATE

It is expected that delivery of the Series B Preferred Units will be made on or about the closing date specified on the cover page of this prospectus, which will be the fifth business day following the date of pricing of the Series B Preferred Units (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Units on the initial pricing date of the Series B Preferred Units or the next succeeding business day will be required, by virtue of the fact that the Series B Preferred Units initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of Series B Preferred Units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will be deemed not to constitute a part of this prospectus except as so modified or superseded.

You should rely only on the information contained in this prospectus, any related free writing prospectus and the documents incorporated by reference into this prospectus. Neither we nor any of the underwriters have authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any free writing prospectus, as well as the information we previously filed with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a free writing prospectus or a future filing with the SEC incorporated by reference in this prospectus.

We are offering to sell the Series B Preferred Units, and are seeking offers to buy the Series B Preferred Units, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Series B Preferred Units and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the Series B Preferred Units described herein, shall mean specifically Teekay Offshore Partners L.P. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

Unless otherwise indicated, references in this prospectus to “unitholders” refer to common unitholders, Series A Preferred unitholders and Series B Preferred unitholders, and references to “units” refer to common units, Series A Preferred Units and Series B Preferred Units.

You should read carefully this prospectus, any related free writing prospectus, and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any free writing prospectus are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” set forth in this prospectus and those risks discussed in reports we file with the SEC and that are incorporated into this prospectus by reference, including, without limitation, our Annual Report on Form 20-F for the year ended December 31, 2014 (or our 2014 Annual Report). The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

Forward-looking statements in this prospectus or incorporated by reference herein include, among others, statements about the following matters:

•	our distribution policy and our ability to make cash distributions on our units or any increases in quarterly distributions;

•	our future growth prospects, business strategy and other plans and objectives for future operations;

•	our ability to maintain and expand long-term relationships with major crude oil companies, including our ability to service fields until they no longer produce, and the negative impact of low oil prices on the financial condition of our customers, our growth prospects and the likelihood of certain charter contract extensions;

•	the derivation of a substantial majority of revenue from a limited number of customers;

•	our ability to leverage to our advantage Teekay Corporation’s relationships and reputation in the shipping industry;

•	our continued ability to enter into fixed-rate time charters with customers;

•	results of operations and revenues and expenses;

•	expected increases in vessel operating expenses, including crewing costs and charter rates for our vessels;

•	offshore and tanker market fundamentals, including the balance of supply and demand in the offshore and tanker market and spot tanker charter rates;

•	our competitive advantage in the shuttle tanker market;

•	the expected lifespan of our vessels;

•	the estimated sales price or scrap value of vessels;

•	our expectations as to any impairment of our vessels;

•	future capital expenditures and availability of capital resources to fund capital expenditures;

•	offers of shuttle tankers, floating storage and off-take (or FSO) units, floating production, storage and offloading (or FPSO) units, towage vessels, or units for maintenance and safety (or UMS, also known as floating accommodation units) and related contracts from Teekay Corporation and our accepting such offers;

•	acquisitions from third parties and obtaining offshore projects, that we or Teekay Corporation bid on or may be awarded;

•	our expectations regarding completion, estimated delivery, completion dates, intended financing and estimated costs for newbuildings, acquisitions and conversions, including the UMS, towage newbuildings and the two on-the-water towage vessels, conversion of the Randgrid to an FSO unit to serve the Gina Krog oil and gas field, conversion of the Navion Norvegia to an FPSO unit to serve the Libra field, the upgrades of the Petrojarl I FPSO unit and the acquisition of the Petrojarl Knarr FPSO unit, including the purchase price, financing, timing of completion of field installation and contract start-up;

•	payment of additional contingent consideration for our acquisitions of ALP Maritime Services B.V. (ALP) and Logitel Offshore Holding AS (Logitel) and the capabilities of the ALP vessels and UMS;

•	our expectations regarding growth of our long-haul ocean towage and offshore installation service business;

•	the expectations as to the chartering of unchartered vessels, including two UMS and four towage newbuildings and the two on-the-water towage vessels;

•	features and performance of next generation HiLoad DP units and our ability to successfully secure a contract for the HiLoad DP unit;

•	the expected cost to install ballast water treatment systems on our vessels in compliance with IMO proposals;

•	our expectations regarding competition in the markets we serve;

•	our entering into joint ventures or partnerships with companies;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under long-term time charter;

•	the duration of dry dockings;

•	the future valuation of goodwill;

•	our liquidity needs and anticipated funds for liquidity needs and the sufficiency of cash flows;

•	our compliance with covenants under our credit facilities;

•	the ability of the counterparties for our derivative contracts to fulfill their contractual obligations;

•	our exposure to foreign currency fluctuations, particularly in Norwegian Kroner;

•	the adequacy of our insurance coverage;

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•	the expected impact of heightened environmental and quality concerns of insurance underwriters, regulators and charterers;

•	the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards applicable to our business;

•	anticipated taxation of our partnership and its subsidiaries and taxation of unitholders;

•	our intent to take the position that we are not a passive foreign investment company;

•	our general and administrative expenses as a public company and expenses under service agreements with other affiliates of Teekay Corporation and for reimbursements of fees and costs of Teekay Offshore GP L.L.C., our general partner; and

•	our ability to avoid labor disruptions and attract and retain highly skilled personnel.

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all the information that you should consider before deciding whether to invest in the Series B Preferred Units. For a more complete understanding of Teekay Offshore and this offering of Series B Preferred Units, we encourage you to carefully read this entire prospectus and the other documents incorporated by reference herein.

Our Partnership

Teekay Offshore Partners is an international provider of marine transportation, oil production, storage, towage and maintenance and safety services to the offshore oil industry, focusing on the fast-growing, deep water offshore oil regions of the North Sea and Brazil. We operate shuttle tankers, floating production, storage and off-loading (or FPSO) units, floating storage and off-take (or FSO) units, conventional crude oil tankers and towage vessels and will operate units for maintenance and safety (UMS, also known as floating accommodation units). Our growth strategy focuses on expanding our fleet of shuttle tankers and FPSO and FSO units under long-term, fixed-rate time charters and expanding into related offshore services, including specialized towage and floating accommodation. We intend to continue our practice of primarily acquiring vessels as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We seek to capitalize on opportunities emerging from the global expansion of the offshore transportation, production and storage sectors by selectively targeting long-term, fixed-rate time charters. We have entered and may enter into joint ventures and partnerships with companies that may provide increased access to long-term, fixed-rate time charter opportunities or may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We have rights to participate in certain other FPSO and shuttle tanker opportunities provided by Teekay Corporation, Sevan Marine ASA (or Sevan) and Remora AS (or Remora). Our operating fleet primarily trades on medium to long-term, stable contracts and we are structured as a publicly-traded master limited partnership. Teekay Corporation indirectly owns and controls our general partner and beneficially owns a 27.25% limited partner interest in us.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic, business development, advisory, ship management, technical and administrative services.

Our Fleet

As of December 31, 2014, our fleet consisted of:

•

Shuttle Tankers. Our shuttle tanker fleet consisted of 34 vessels (including one vessel in lay-up as a conversion candidate and our HiLoad Dynamic Positioning (or DP) unit) that mainly operate under fixed-rate contracts of affreightment, time charters and bareboat charters. Of the 34 shuttle tankers, six were held through 50% owned subsidiaries, two through a 67% owned subsidiary and two were chartered-in, with the remainder owned 100% by us. All of these shuttle tankers, with the exception of the HiLoad DP unit, provide transportation services to energy companies, primarily in the North Sea and Brazil. The average term of the contracts of affreightment, weighted based on vessel years, is 2.5 years. The time charters and bareboat charters have an average remaining contract term of approximately 4.8 years. As of December 31, 2014, our shuttle tanker fleet had a total cargo capacity of approximately 4.2 million deadweight tonnes (or dwt), representing approximately 35% of the total tonnage of the world shuttle tanker fleet.

•	FPSO Units. We have five FPSO units in which we have 100% ownership interests (one of which is undergoing upgrades at the Damen Shipyard in the Netherlands), and two FPSO units in which we have 50% ownership interests (one of which is currently undergoing a conversion into an FPSO unit for operation in the Libra field in Brazil). The other five units are operating under contracts with major energy companies in the North Sea and Brazil. We use the FPSO units to provide production, processing and storage services to oil companies operating offshore oil field installations. The FPSO contracts have an average remaining term of approximately 5.1 years. As of December 31, 2014, our FPSO units had a total production capacity of approximately 0.3 million barrels of oil per day. We have also agreed to acquire the Petrojarl Knarr FPSO unit from Teekay Corporation, subject to the unit completing certain operational tests and commencing its charter contract at full rate, and other customary closing conditions.

•	FSO Units. We have five FSO units in which we have 100% ownership interests and one FSO unit in which we have an 89% ownership interest. All of the FSO units operate under fixed-rate contracts, with an average remaining term of approximately 5.1 years. As of December 31, 2014, our FSO units had a total cargo capacity of approximately 0.7 million dwt.

•	Conventional Tankers. We have four Aframax conventional crude oil tankers, all of which operate under fixed-rate time charters with Teekay Corporation. Two of these tankers have additional equipment for lightering. We have 100% ownership in all of these vessels. The average remaining term on these time charter and bareboat charter contracts is approximately 3.5 years. As of December 31, 2014, our conventional tankers had a total cargo capacity of approximately 0.4 million dwt.

•	Towage Vessels. We have four long-haul towing and anchor handling vessel newbuildings scheduled for delivery in 2016. In late 2014, we agreed to acquire six on-the-water long-distance towing and anchor handling vessels, of which four vessels delivered in early 2015, with the remaining two vessels expected to deliver during the second quarter of 2015.

•	UMS. We have three newbuilding UMS. One of these units delivered in February 2015 and is expected to commence its three-year fixed-rate time-charter contract with Petrobras in June 2015, and the remaining two units are currently scheduled to deliver in 2016.

Our Potential Acquisitions

Pursuant to an omnibus agreement that we entered into in connection with our initial public offering in December 2006, Teekay Corporation is obligated to offer to us its interest in certain shuttle tankers, FSO units and FPSO units Teekay Corporation owns or may acquire in the future, provided the vessels are servicing contracts with remaining durations of greater than three years. We may also acquire other vessels that Teekay Corporation may offer us from time to time and we intend to pursue direct acquisitions from third parties and new offshore projects.

Pursuant to the omnibus agreement and subsequent agreements, Teekay Corporation is obligated to offer to sell to us the Petrojarl Foinaven FPSO unit and the Petrojarl Banff FPSO unit, each of which is an existing unit owned by Teekay Corporation and operating under a long-term contract in the North Sea. The sale of the Petrojarl Foinaven is subject to approvals required from the charterer. The purchase price for each of the Petrojarl Foinaven and the Petrojarl Banff would be based on fair market value.

In May 2011, Teekay Corporation entered into a joint venture agreement with Odebrecht Oil & Gas S.A. (a member of the Odebrecht group) (or Odebrecht) to jointly pursue FPSO projects in Brazil. Odebrecht is a well-established Brazil-based company that operates in the engineering and construction, petrochemical, bioenergy, energy, oil and gas, real estate and environmental engineering sectors, with over 180,000 employees and a presence in over 20 countries. Through the joint venture agreement, Odebrecht is a 50% partner in the Cidade de Itajai FPSO and the Libra FPSO project.

Teekay Corporation owns an additional FPSO unit, the Hummingbird Spirit, which may also be offered to us in the future pursuant to the omnibus agreement.

Business Strategies

Our primary business objective is to increase our cash available for distribution by executing the following strategies:

•	Expand Global Operations in High Growth Regions. We seek to continue expansion of our shuttle tanker, FSO and FPSO, towage and UMS operations, particularly in our existing core offshore markets of Brazil and the North Sea.

•	Pursue Further Opportunities in the Offshore Sector. We believe that as a leading operator in the offshore FPSO sector, we can competitively pursue additional offshore FPSO projects anywhere in the world by combining our engineering and operational expertise with our global marketing organization and extensive customer and shipyard relationships. We believe that our joint venture agreement with Odebrecht to jointly pursue FPSO projects in Brazil and arrangements with Sevan and Remora AS by which we have access to offshore production projects developed by both companies in the future, will also expand our offshore opportunities.

•	Acquire or construct additional vessels to serve under long-term, fixed-rate contracts. We intend to continue acquiring and constructing vessels primarily with long-term contracts, rather than ordering vessels on a speculative basis. We believe this approach facilitates the financing of new vessels based on their anticipated future revenues and ensures that new vessels will be employed upon acquisition, which should provide stable cash flows.

•	Provide superior customer service by maintaining high reliability, safety, environmental and quality standards. Energy companies seek partners that have a reputation for high reliability, safety, environmental and quality standards. We intend to leverage our operational expertise and customer relationships to further expand a sustainable competitive advantage with consistent delivery of superior customer service.

Competitive Strengths

We believe that we are well positioned to execute our business strategies because of the following competitive strengths:

•	Leading Position in the Shuttle Tanker Sector. We are the world’s largest owner and operator of shuttle tankers. Our large fleet size (representing more than 35% of the total tonnage of the world shuttle tanker fleet) enables us to provide comprehensive coverage of charterers’ requirements and provides opportunities to enhance the efficiency of operations and increase fleet utilization.

•	Offshore Operational Expertise and Enhanced Growth Opportunities through Our Relationship with Teekay Corporation. Teekay Corporation has achieved a global brand name in the shipping industry and the offshore market, developed an extensive network of long-standing relationships with major energy companies and earned a reputation for reliability, safety and excellence. Some benefits we believe we receive due to our relationship with Teekay Corporation include:

•	access through services agreements to its comprehensive market intelligence and operational and technical sophistication gained from over 25 years of providing shuttle tanker and FSO services to offshore energy customers. We believe this expertise has assisted us in successfully operating existing FPSO units and will assist us in continuing to expand our position in the FPSO sector through Teekay Corporation’s ownership of Teekay Petrojarl and interests in other offshore businesses and our rights to participate in certain FPSO projects under the omnibus agreement;

•	access to Teekay Corporation’s general commercial and financial core competencies, practices and systems, which we believe enhances the efficiency and quality of operations;

•	enhanced growth opportunities and added competitiveness in bidding for transportation requirements for offshore projects and in attracting and retaining long-term contracts throughout the world; and

•	improved leverage with leading shipyards during periods of vessel production constraints due to Teekay Corporation’s established relationships with these shipyards and the high number of newbuilding orders it places.

•	Cash Flow Stability from Contracts with Leading Energy Companies. We benefit from stability in cash flows due to the long-term, fixed-rate contracts underlying most of our business. We have been able to secure long-term contracts because our services are an integrated part of offshore oil field projects and a critical part of the logistics chain of the fields. Due to the integrated nature of our services, the high cost of field development and the need for uninterrupted oil production, contractual relationships with customers with respect to any given field typically last until the field is no longer producing.

•	Disciplined Vessel Acquisition Strategy and Successful Project Execution. Our fleet has been built through successful new project tenders and acquisitions, and this strategy has contributed significantly to our leading position in the shuttle tanker market. A significant portion of our shuttle tanker fleet was established through the acquisition of Ugland Nordic Shipping AS in 2001 and Navion AS, Statoil ASA’s shipping subsidiary, in 2003. In addition, we have increased the size of our fleet through customized shuttle tanker, FPSO and FSO projects for major energy companies around the world.

Recent Developments

Libra FPSO Project

In January 2015, we, through our 50/50 joint venture with Odebrecht, finalized the contract with Petroleo Brasileiro SA (Petrobras) to provide an FPSO unit for the Libra field located in the Santos Basin offshore Brazil. The contract will be serviced by a new FPSO unit converted from our 1995-built shuttle tanker, the Navion Norvegia. The conversion project is currently underway at Sembcorp Marine’s Jurong Shipyard in Singapore and is scheduled to commence operations in early 2017 under a 12-year firm period fixed-rate contract with Petrobras and its international partners. The FPSO conversion is expected to be completed for a total fully built-up cost of approximately $1.0 billion.

Petrojarl I FPSO Acquisition

In December 2014, we entered into an agreement with a consortium led by Queiroz Galvão Exploração e Produção SA (QGEP) to provide an FPSO unit for the Atlanta field located in the Santos Basin offshore Brazil. In connection with the QGEP contract, we acquired the Petrojarl I FPSO unit from Teekay Corporation for $57 million and the unit is currently undergoing upgrades at the Damen Shipyard Group’s DSR Schiedam Shipyard in the Netherlands for an estimated cost of approximately $232 million, including the cost of acquiring the Petrojarl I FPSO unit. The unit is scheduled to commence operations in the first half of 2016 under a five-year fixed-rate charter contract with QGEP. The FPSO will be used as an early production system unit on the Atlanta field which is located 185 kilometers offshore from the Brazil coast at a water depth of approximately 1,550 meters and contains an estimated 260 million recoverable barrels of oil equivalent.

Pending Knarr FPSO Acquisition

In June 2011, Teekay Corporation entered into a contract with BG Norge Limited (BG) to provide a harsh weather FPSO unit to operate in the North Sea. The contract will be serviced by a newbuilding FPSO unit, the Petrojarl Knarr (or Knarr), which arrived in Norway in mid-September 2014 following delivery from the shipyard. In December 2014, the Board of Directors of our general partner approved our acquisition of the Knarr FPSO unit from Teekay Corporation, and on April 6, 2015, we entered into an agreement with Teekay Corporation to acquire the entities that own and operate the FPSO unit. The purchase price, which is based on a fully built-up cost for the Knarr of approximately $1.25 billion, is expected to be financed through the assumption of an existing $815 million long-term debt facility and the balance through a combination of cash, which may include proceeds from the issuance of the Series B Preferred Units, and short-term vendor financing from Teekay Corporation. In March 2015, the Knarr achieved first oil under its charter contract with BG. We expect to complete the acquisition of the Knarr during the second quarter of 2015. Closing of the acquisition is subject to the unit completing certain operational tests and commencing its charter contract at full rate, and other customary closing conditions.

Pursuant to the contract with BG, we will be responsible for the daily operation and maintenance of the Knarr, including, among other things, providing supplies and personnel for the unit and complying with environmental and other laws related to the Knarr’s operations.

The daily base rate under the Knarr charter contract is fixed for a six-year term. BG has the option to extend the term at 12-month intervals for a maximum period of 20 years. In the event BG does not elect to extend the charter contract for an additional four years following the initial term, it must pay a specified option fee. BG may terminate the charter contract prior to the commencement of operations at any time, subject to reimbursement of all costs associated with such termination. In addition, BG may terminate the charter contract after operations have commenced upon six months’ advance notice, subject to payment of a specified termination fee for any such termination during the initial six-year period, or as a result of, among other things, an unremedied material breach by us under the charter contract.

Acquisition of Logitel

In August 2014, we acquired Logitel, a Norway-based company focused on the high-end floating accommodation market. Logitel is currently constructing three newbuilding UMS, based on a Sevan cylindrical hull design, at the COSCO (Nantong) Shipyard (or COSCO) in China for an estimated cost of approximately $585 million, including $30.0 million from our assumption of Logitel’s obligations under a bond agreement from Sevan. We currently hold options to order up to an additional five UMS. Prior to the acquisition, Logitel secured a three-year fixed-rate charter contract, plus extension options, with Petrobras in Brazil for the first UMS, which delivered in February 2015. The UMS is expected to commence its charter with Petrobras in June 2015. The two remaining newbuilding UMS are currently scheduled to deliver in 2016.

HiLoad DP

In September 2013, we acquired a 2010-built HiLoad DP unit from Remora, a Norway-based offshore marine technology company, for a total purchase price of approximately $60 million, including modification and mobilization costs. In November 2013, Remora assigned to us its 10-year time-charter contract with Petrobras for the unit. In late-December 2014, we received notification from Petrobras stating that Petrobras believes that the HiLoad DP unit did not meet certain test criteria under the time-charter contract and that, therefore, the time charter for the unit is not in effect. As a result, Petrobras has not been paying to us the charter hire rate since April 2014, when we expected payments to commence under the contract. We are currently corresponding with Petrobras regarding this matter, as well as reviewing alternatives for the unit.

In July 2013, Remora was awarded a contract by BG E&P Brasil Ltd. to undertake a front-end engineering and design (FEED) study to develop the next generation of HiLoad DP units. The design, which is based on the main parameters of the first generation design, is expected to include new features such as increased engine power and capability to maneuver vessels larger than Suezmax conventional tankers. Under the terms of an agreement between Remora and us, we have a right of first refusal to acquire any future HiLoad DP projects developed by Remora.

Other Recent Developments

Between February and early April 2015, we took delivery of four of the six modern on-the-water long-distance towing and anchor handling vessels that we agreed to acquire in October 2014. We expect to take delivery of the remaining two vessels in the second quarter of 2015.

In March 2015, we sold one 1997-built shuttle tanker, the Navion Svenita, for net proceeds of approximately $8.5 million subsequent to its redelivery to us following the expiration of its time-charter contract.

First Quarter 2015 Distributions

On April 2, 2015, we declared a cash distribution for the first quarter of 2015 of $0.5384 per common unit payable on May 15, 2015 to common unitholders of record on April 13, 2015. Also on April 2, 2015, we declared a cash distribution for the three-month period ending May 15, 2015 of $0.4531 per Series A Preferred Unit payable on May 15, 2015 to Series A Preferred unitholders of record on May 8, 2015.

First Quarter 2015 Results

Our financial results for the first quarter of 2015 have not yet been prepared.

In December 2014, the Board of Directors of our general partner approved our acquisition of the Knarr from Teekay Corporation, subject to the unit completing certain operational tests and commencing its charter contract at full rate. On March 18, 2015, the Knarr successfully achieved first oil and commenced its charter contract at partial rate; however, further operational tests are required to be completed before the Knarr achieves full rate and we acquire the Knarr from Teekay Corporation. As a result, we did not generate cash flow and earnings from the Knarr during the first quarter of 2015, as previously anticipated. We expect to complete the acquisition of the Knarr during the second quarter of 2015. Please see “—Pending Knarr FPSO Acquisition” for a discussion of conditions to the closing of the acquisition. No assurance can be given that the acquisition will be completed in the second quarter of 2015.

We expect our operating results for the first quarter of 2015 to be slightly lower than our operating results for the fourth quarter of 2014 primarily as a result of increased earnings in the fourth quarter of 2014 on our FPSO units due to year-end incentive-based revenues and on our shuttle tankers due to higher one-time project revenues that will not be applicable for the first quarter of 2015. However, our actual consolidated results for the first quarter of 2015 may differ materially from the events, factors and trends discussed above due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results as of and for the quarter ended March 31, 2015 are finalized. We can give you no assurance as to consolidated results for such quarter until such information is released.

Business Overview

Shuttle Tanker Segment

A shuttle tanker is a specialized ship designed to transport crude oil and condensates from offshore oil field installations to onshore terminals and refineries. Shuttle tankers are equipped with sophisticated loading systems and dynamic positioning systems that allow the vessels to load cargo safely and reliably from oil field installations, even in harsh weather conditions. Shuttle tankers were developed in the North Sea as an alternative to pipelines. The first cargo from an offshore field in the North Sea was shipped in 1977, and the first dynamically-positioned shuttle tankers were introduced in the early 1980s. Shuttle tankers are often described as “floating pipelines” because these vessels typically shuttle oil from offshore installations to onshore facilities in much the same way a pipeline would transport oil along the ocean floor.

Our shuttle tankers are primarily subject to long-term, fixed-rate time-charter contracts for a specific offshore oil field or under contracts of affreightment for various fields. The number of voyages performed under these contracts of affreightment normally depends upon the oil production of each field. Competition for charters is based primarily upon price, availability, the size, technical sophistication, age and condition of the vessel and the reputation of the vessel’s manager. Although the size of the world shuttle tanker fleet has been relatively unchanged in recent years, conventional tankers could be converted into shuttle tankers by adding specialized equipment to meet customer requirements. Shuttle tanker demand may also be affected by the possible substitution of sub-sea pipelines to transport oil from offshore production platforms.

As of December 31, 2014, there were approximately 105 vessels in the world shuttle tanker fleet (including 19 newbuildings), the majority of which operate in the North Sea and Brazil. Shuttle tankers also operate off the east coast of Canada and in the US Gulf. As of December 31, 2014, we owned 32 shuttle tankers (including one vessel in layup as a conversion candidate and the HiLoad DP unit), in which our ownership interests ranged from 50% to 100%, and chartered-in an additional two shuttle tankers. Other shuttle tanker owners include Knutsen NYK Offshore Tankers AS, KNOT Offshore Partners LP, SCF Group, Viken Shipping, Petrobras and Chevron, which as of December 31, 2014 controlled fleets ranging from 2 to 27 shuttle tankers each. We believe that we have certain competitive advantages in the shuttle tanker market as a result of the quality, type and dimensions of our vessels combined with our market share in the North Sea and Brazil.

The following tables provide additional information about our shuttle tankers as of December 31, 2014:

Vessel	Capacity (dwt)	Built	Ownership		Positioning system	Operating Region	Contract Type (1)	Charterer	Contract End Date
Scott Spirit	109,300	2011	100%		DP2	North Sea	CoA	Chevron, Hess,
Navion Oslo	100,300	2001	100%		DP2	North Sea	CoA	Marathon Oil, ENI,
Navion Hispania	126,200	1999	100%		DP2	North Sea	CoA	Draugen Transport, BP,
Navion Britannia (2)	124,200	1998	100%		DP2	North Sea	CoA	ConocoPhillips, Total,
Navion Scandia	126,700	1998	100%		DP2	North Sea	CoA	Talisman, Nexen,
Aberdeen	87,100	1996	In-chartered (until December 2016)		DP	North Sea	CoA	MTDA, Dana
Navion Europa (2)	130,300	1995	67	%(6)	DP	North Sea	CoA	Petroleum, Shell Int’l Trading & Shipping Co Ltd., Statoil, Norske
Randgrid (2) (3)	124,500	1995	67	%(6)	DP	North Sea	CoA	Shell, OMV, Maersk Oil, BG Norge,
Navion Oceania	126,400	1999	100%		DP2	North Sea	CoA	Wintershall, Idemitsu,
Stena Natalita	108,100	2001	50	%(8)	DP2	North Sea	CoA	Rwe-Dea, E.ON
Stena Alexita	127,000	1998	50	%(8)	DP2	North Sea	CoA	Ruhrgas, Det Norske Oljeselslcap, Lundin, PGING(7)
Samba Spirit	154,100	2013	100%		DP2	Brazil	Time charter	BG	June 2023
Lambada Spirit	154,000	2013	100%		DP2	Brazil	Time charter	BG	July 2023
Bossa Nova Spirit	155,000	2013	100%		DP2	Brazil	Time charter	BG	November 2023
Sertanejo Spirit	155,000	2013	100%		DP2	Brazil	Time charter	BG	January 2024
Amundsen Spirit	109,300	2010	100%		DP2	North Sea	Time charter	Statoil (9)
Peary Spirit	109,300	2011	100%		DP2	North Sea	Time charter	Statoil (9)
Nansen Spirit	109,300	2010	100%		DP2	North Sea	Time charter	Statoil (9)
Grena Knutsen	148,600	2003	In-chartered (until June 2015)		DP2	North Sea	Time charter	Statoil (9)
Stena Sirita	126,900	1999	50	%(8)	DP2	North Sea	Time charter	Esso	September 2015
Navion Anglia	126,400	1999	100%		DP2	Brazil	Time charter	Petrobras	June 2016
Navion Svenita(4)	106,500	1997	100%		DP	Brazil	Time charter	Petrobras	March 2015
HiLoad DP Unit (5)	n/a	2010	100%		DP	Brazil	n/a	n/a	n/a
Navion Gothenburg	152,200	2006	50	%(8)	DP2	Brazil	Bareboat	Petrobras (10)	July 2020
Nordic Brasilia	151,300	2004	100%		DP	Brazil	Bareboat	Petrobras (10)	July 2017
Nordic Rio	151,300	2004	50	%(8)	DP	Brazil	Bareboat	Petrobras (10)	July 2017
Navion Stavanger	148,700	2003	100%		DP2	Brazil	Bareboat	Petrobras (10)	July 2019
Petroatlantic	93,000	2003	100%		DP2	North Sea	Bareboat	Teekay Corporation	March 2016
Petronordic	93,000	2002	100%		DP2	North Sea	Bareboat	Teekay Corporation	March 2016
Nordic Spirit	151,300	2001	100%		DP	Brazil	Bareboat	Petrobras (10)	April 2018
Stena Spirit	151,300	2001	50	%(8)	DP	Brazil	Bareboat	Petrobras (10)	July 2018
Navion Bergen	105,600	2000	100%		DP2	Brazil	Bareboat	Petrobras (10)	April 2020
Navion Marita	103,900	1999	100%		DP	Far-East	Spot
Navion Torinita (11)	106,900	1992	100%		DP2		Lay-up

Total capacity	4,153,000

(1)	“CoA” refers to contracts of affreightment.
(2)	The vessel is capable of loading from a submerged turret loading buoy.
(3)	The vessel is committed to a conversion into an FSO unit upon the expiration of its existing shuttle tanker charter contract in the second quarter of 2015.
(4)	The Navion Svenita was sold in March 2015. Please read “—Recent Developments—Other Recent Developments.”

(5)	Self-propelled DP system that attaches to and keeps conventional tankers in position when loading from offshore installations.
(6)	Owned through a 67% owned subsidiary. The parties share in the profits and losses of the subsidiary in proportion to each party’s relative capital contributions.
(7)	Not all of the contracts of affreightment customers utilize every ship in the contract of affreightment fleet.
(8)	Owned through a 50% owned subsidiary. The parties share in the profits and losses of the subsidiary in proportion to each party’s relative ownership.
(9)	Under the terms of a master agreement with Statoil, the vessels are chartered under individual fixed-rate annually renewable time-charter contracts. The number of vessels may be adjusted annually based on the requirements of the fields serviced. It is expected that between one and three vessels will be required by Statoil annually. Statoil will require three vessels during 2015. The vessels currently on time charter to Statoil may be replaced by vessels currently servicing contracts of affreightment or other time-charter contracts.
(10)	Charterer has the right to purchase the vessel at end of the bareboat charter.
(11)	The vessel was 20 years old in 2012 and could no longer trade as a shuttle tanker in the North Sea and Brazil. The vessel is in lay-up following its redelivery to us in April 2012.

On the Norwegian continental shelf, regulations have been imposed on the operators of offshore fields related to vaporized crude oil that is formed and emitted during loading operations and which is commonly referred to as Volatile Organic Compounds (or VOC). To assist the oil companies in their efforts to meet the regulations on VOC emissions from shuttle tankers, we and Teekay Corporation have played an active role in establishing and participating in a unique co-operation among 29 owners of offshore fields in the Norwegian sector. The purpose of the co-operation is to implement VOC reduction systems on selected shuttle tankers to reduce and report VOC emissions according to Norwegian authorities’ requirements. Currently, we own or operate VOC systems on 13 of our shuttle tankers. The oil companies that participate in the co-operation have also engaged us to undertake the day-to-day administration, technical follow-up and handling of payments through a dedicated clearing house function.

During 2014, approximately 52% of our consolidated net revenues from continuing operations were earned by the vessels in the shuttle tanker segment, compared to approximately 55% in 2013 and 59% in 2012.

Historically, the utilization of shuttle tankers in the North Sea is higher in the winter months, as favorable weather conditions in the summer months provide opportunities for repairs and maintenance to our vessels and to the offshore oil platforms. Downtime for repairs and maintenance generally reduces oil production and, thus, transportation requirements.

FPSO Segment

FPSO units are offshore production facilities that are ship-shaped or cylindrical-shaped and store processed crude oil in tanks located in the hull of the vessel. FPSO units are typically used as production facilities to develop marginal oil fields or deepwater areas remote from existing pipeline infrastructure. Of four major types of floating production systems, FPSO units are the most common type. Typically, the other types of floating production systems do not have significant storage and need to be connected into a pipeline system or use an FSO unit for storage. FPSO units are less weight-sensitive than other types of floating production systems and their extensive deck area provides flexibility in process plant layouts. In addition, the ability to utilize surplus or aging tanker hulls for conversion to an FPSO unit provides a relatively inexpensive solution compared to the new construction of other floating production systems. A majority of the cost of an FPSO comes from its top-side production equipment and thus FPSO units are expensive relative to conventional tankers. An FPSO unit carries on board all the necessary production and processing facilities normally associated with a fixed production platform. As the name suggests, FPSOs are not fixed permanently to the seabed but are designed to be moored at one location for long periods of time. In a typical FPSO unit installation, the untreated wellstream is brought to the surface via subsea equipment on the sea floor that is connected to the FPSO unit by flexible flow lines called risers. The risers carry oil, gas and water from the ocean floor to the vessel, which processes it on board. The resulting crude oil is stored in the hull of the vessel and subsequently transferred to tankers either via a buoy or tandem loading system for transport to shore.

Traditionally for large field developments, the major oil companies have owned and operated new, custom-built FPSO units. FPSO units for smaller fields have generally been provided by independent FPSO contractors under life-of-field production contracts, where the contract’s duration is for the useful life of the oil field. FPSO units have been used to develop offshore fields around the world since the late 1970s. As of December 31, 2014, there were approximately 167 FPSO units operating and 35 FPSO units on order in the world fleet. At December 31, 2014, we owned five FPSO units in which we have 100% ownership interests and two FPSO units in which we have 50% ownership interests. One of these FPSO units is currently undergoing a conversion and another is undergoing an upgrade. Most independent FPSO contractors have backgrounds in marine energy transportation, oil field services or oil field engineering and construction. The other major independent FPSO contractors are SBM Offshore N.V., BW Offshore, MODEC, Bumi Armada, Bluewater and Yinson Production.

The following table provides additional information about our FPSO units as of December 31, 2014:

Vessel	Production Capacity (bbl/day)	Built	Ownership	Field name and location	Charterer	Contract End Date
Voyageur Spirit (1)	30,000	2008	100%	Huntington, U.K.	E.ON	April 2018
Cidade de Itajai (1)(2)	80,000	2010	50%	Bauna and Piracaba, Brazil	Petrobras	February 2022
Petrojarl Cidade de Rio das Ostras (3)	25,000	2008	100%	Espadarte, Brazil	Petrobras	January 2018
Piranema Spirit (1)	30,000	2007	100%	Piranema, Brazil	Petrobras	October 2018
Petrojarl Varg (1)	57,000	1998	100%	Varg, Norway	Talisman Energy	June 2016
Petrojarl I(4)	46,000	(4)	100%	Atlanta, Brazil	QGEP	March 2021
Libra(5)	50,000	(5)	50%	Libra, Brazil	Petrobras	March 2029

Total capacity	318,000

(1)	The charterer has options to extend the service contract.
(2)	The Cidade de Itajai was converted to an FPSO unit in 2012. The original hull was built in 1985.
(3)	The Petrojarl Cidade de Rio das Ostras was converted to an FPSO unit in 2008. The original hull was built in 1981.
(4)	The Petrojarl I is currently undergoing upgrades. The original hull was built in 1986. The unit is expected to commence its five-year fixed-rate contract in early-2016.
(5)	The vessel is currently undergoing conversion into an FPSO unit for employment in the Libra field. The original hull was built in 1995. The unit is expected to commence its 12-year firm-period fixed-rate contract in early-2017.

During 2014, approximately 39% of our consolidated net revenues from continuing operations were earned by our FPSO units, compared to approximately 34% in 2013 and 29% in 2012.

FSO Segment

FSO units provide on-site storage for oil field installations that have no storage facilities or that require supplemental storage. An FSO unit is generally used in combination with a jacked-up fixed production system, floating production systems that do not have sufficient storage facilities or as supplemental storage for fixed platform systems, which generally have some on-board storage capacity. An FSO unit is usually of similar design to a conventional tanker, but has specialized loading and off-take systems required by field operators or regulators. FSO units are moored to the seabed at a safe distance from a field installation and receive the cargo from the production facility via a dedicated loading system. An FSO unit is also equipped with an export system that transfers cargo to shuttle or conventional tankers. Depending on the selected mooring arrangement and where they are located, FSO units may or may not have any propulsion systems. FSO units are usually conversions of older single-hull conventional oil tankers. These conversions, which include installation of a loading and off-take system and hull refurbishment, can generally extend the lifespan of a vessel as an FSO unit by up to 20 years over the normal conventional tanker lifespan of 25 years.

Our FSO units are generally placed on long-term, fixed-rate time charters or bareboat charters as an integrated part of the field development plan, which provides more stable cash flow to us.

As of December 31, 2014, there were approximately 94 FSO units operating and eight FSO units on order in the world fleet, and we had six FSO units in which our ownership interests ranged from 89% to 100%. The major markets for FSO units are Southeast Asia, West Africa, Northern Europe, the Mediterranean, Southwest Asia and the Middle East. Our primary competitors in the FSO market are conventional tanker owners, who have access to tankers available for conversion, and oil field services companies and oil field engineering and construction companies who compete in the floating production system market. Competition in the FSO market is primarily based on price, expertise in FSO operations, management of FSO conversions and relationships with shipyards, as well as the ability to access vessels for conversion that meet customer specifications.

The following table provides additional information about our FSO units as of December 31, 2014:

Vessel	Capacity (dwt)	Built	Ownership	Field name and location	Contract Type	Charterer	Contract End Date
Suksan Salamander (1)	78,200	1993	100%	Bualuang, Thailand	Bareboat	Teekay Corporation	August 2024
Navion Saga (1)	149,000	1991	100%	Volve, Norway	Time charter	Statoil ASA	December 2015
Pattani Spirit (1)	113,800	1988	100%	Platong, Thailand	Bareboat	Teekay Corporation	April 2019
Dampier Spirit (1)	106,700	1987	100%	Stag, Australia	Time charter	Apache Energy	October 2024
Falcon Spirit (1)	124,500	1986	100%	Al Rayyan, Qatar	Time charter	Occidental Qatar Energy	June 2017
Apollo Spirit (2)	129,000	1978	89%	Banff, U.K.	Bareboat	Teekay Corporation	December 2020

Total capacity	701,200

(1)	Charterer has option to extend the time charter.
(2)	Charterer is required to charter the vessel for as long as the Petrojarl Banff FPSO unit produces in the Banff field in the North Sea. The Petrojarl Banff is expected to remain under contract until the end of 2020.

During 2014, approximately 6% of our consolidated net revenues from continuing operations were earned by the vessels in the FSO segment, compared to 7% in 2013 and 8% in 2012.

Conventional Tanker Segment

Conventional oil tankers are used primarily for transcontinental seaborne transportation of oil. Long-term, fixed-rate charters for crude oil transportation, such as those applicable to our conventional tanker fleet, are less typical in the industry. As used in this discussion, “conventional” oil tankers exclude those vessels that can carry dry bulk and ore, tankers that currently are used for storage purposes and shuttle tankers.

Oil tanker demand is a function of several factors, including the location of oil production, refining and consumption and world oil demand and supply. Tanker demand is based on the amount of crude oil transported in tankers and the distance over which the oil is transported. The distance over which oil is transported is determined by seaborne trading and distribution patterns, which are principally influenced by the relative advantages of the various sources of production and locations of consumption.

The majority of crude oil tankers ranges in size from approximately 80,000 to approximately 320,000 dwt. Aframax tankers are the mid-size of the various primary oil tanker types, typically sized from 80,000 to 120,000 dwt. As of December 31, 2014, the world Aframax tanker fleet consisted of approximately 867 vessels, of which 609 are crude tankers and 258 are coated tankers. As of December 31, 2014, there were approximately 110 conventional Aframax newbuildings on order for delivery through 2017, of which 40 were crude tankers and 70 were coated tankers. Delivery of a vessel typically occurs within two to three years after ordering.

As of December 31, 2014, our Aframax conventional crude oil tankers had an average age of approximately 8.3 years, compared to the average age of 9.2 years for the world Aframax conventional tanker fleet. New Aframax tankers generally are expected to have a lifespan of approximately 25 to 30 years, based on estimated hull fatigue life. However, United States and international regulations require double-hulled vessels to be phased out after 25 years. All of our Aframax tankers are double-hulled.

The shuttle tankers in our contract of affreightment fleet may operate in the conventional spot market during downtime or maintenance periods for oil field installations or otherwise, which provides greater capacity utilization for the fleet.

The following table provides additional information about our conventional tankers as of December 31, 2014:

Vessel	Capacity (dwt)	Built	Ownership	Contract Type	Charterer	Contract End Date
SPT Explorer (1)	106,000	2008	100%	Bareboat	Teekay Corporation	January 2018
SPT Navigator (1)	106,000	2008	100%	Bareboat	Teekay Corporation	March 2018
Kilimanjaro Spirit (2)	115,000	2004	100%	Time charter	Teekay Corporation	November 2018
Fuji Spirit (2)	106,400	2003	100%	Time charter	Teekay Corporation	November 2018

Total capacity	433,400

(1)	Charterer has options to extend each bareboat charter for periods of two years, two years and one year for a total of five years after the initial term. The bareboat charter agreement was novated under the same terms from Skaugen PetroTrans, a joint venture 50%-owned by Teekay Corporation, to a wholly-owned subsidiary of Teekay Corporation in 2014.
(2)	Charterer has options to extend each time charter on an annual basis for a total of five years after the initial term. Charterer also has the right to purchase the vessel beginning on the third anniversary of the contract at a specified price.

During 2014, approximately 3% of our consolidated net revenues from continuing operations were earned by the vessels in the conventional tanker segment, compared to 4% in 2013 and 2012. All earnings from discontinued operations were from the conventional tanker segment.

Towage Segment

Long-haul towage and anchor handling vessels are used for the towage, station-keeping, installation and decommissioning of large floating objects such as exploration, production and storage units, including FPSO units, floating liquefied natural gas (or FLNG) units and floating drill rigs. We operate with high-end vessels which can be defined as long-haul towage and anchor handling vessels with a bollard pull of greater than 180 tonnes and a fuel capacity of more than 2,000 metric tonnes. Our focus is on intercontinental towages requiring trans-ocean movements.

We are the sole provider of long-haul towage and anchor handling vessels with DP2 capability. Our towage vessels will operate on time-charter or voyage-charter towage contracts when they deliver. Under voyage-charter contracts, as project budgets are prepared and maintained well in advance of the contract commencement, voyage-charter revenue rates are less volatile than spot-market rates.

As of December 31, 2014, there were approximately 33 long-haul towage vessels operating and four long-haul towage vessels on order in the world fleet, of which we have ten vessels (including four newbuildings scheduled to deliver throughout 2016, four vessels which delivered between February and early April 2015 and two vessels expected to deliver during the second quarter of 2015). The average life expectancy of towing vessels is 25 to 30 years.

The following table provides additional information about our existing towage vessels and four newbuildings:

Vessel	Bollard Pull (tonnes)	Built	Ownership
ALP Winger (1)	220	2007	100%
ALP Ippon (1)	207	2007	100%
ALP Guard (1)	301	2009	100%
ALP Centre (1)	306	2010	100%
ALP Striker (2)	300	2016	100%
ALP Defender (2)	300	2016	100%
ALP Sweeper (2)	300	2016	100%
ALP Keeper (2)	300	2016	100%

Total Capacity	2,027

(1)	We took delivery of these vessels in early 2015.
(2)	Newbuilding expected to be delivered in 2016.

In addition to the existing vessels and newbuildings listed in the table above, we expect to take delivery of two additional vessels during the second quarter of 2015. Please read “—Recent Developments—Other Recent Developments.”

UMS Segment

Units for maintenance and safety, also known as floating accommodation units, are used primarily for offshore accommodation, storage and support for maintenance and modification projects on existing offshore installations, or during the installation and decommissioning of large floating exploration, production and storage units, including FPSO units, FLNG units and floating drill rigs. Our UMS will be available for world-wide operations, excluding operations within the Norwegian Continental Shelf, and include DP3 keeping systems that are capable of operating in deep water and harsh weather.

As of December 31, 2014, there were approximately 30 DP UMS operating and 18 units on order in the world fleet, and we had three units (consisting of one unit which delivered in February 2015 and two newbuilding units scheduled for delivery in 2016), in which we have 100% ownership interests.

The following table provides additional information about our UMS:

Vessel	Berths	Built	Ownership	Location	Contract type	Charterer	Contract End Date
Arendal Spirit (1)(2)	500	2015	100%	Brazil	Time charter	Petrobras	June 2018
Stavanger Spirit (3)	500	2016	100%	n/a	n/a	n/a	n/a
Nantong Spirit (4)	500	2016	100%	n/a	n/a	n/a	n/a

Total capacity	1,500

(1)	Delivered in February 2015 and expected to commence its three year fixed-rate time-charter contract with Petrobras in June 2015.
(2)	Charterer has an option to extend the time charter.
(3)	Newbuilding expected to be delivered in early 2016.
(4)	Newbuilding expected to be delivered in late 2016.

Our Contracts and Charters

We generate revenues by charging customers for the transportation and storage of their crude oil using our vessels. Historically, these services generally have been provided under the following basic types of contractual relationships:

•	Contracts of affreightment, whereby we carry an agreed quantity of cargo for a customer over a specified trade route within a given period of time;

•	Time charters, whereby vessels we operate and are responsible for crewing are chartered to customers for a fixed period of time at rates that are generally fixed, but may contain a variable component based on inflation, interest rates or current market rates;

•	Bareboat charters, whereby customers charter vessels for a fixed period of time at rates that are generally fixed, but the customers operate the vessels with their own crews; and

•	Voyage charters, which are charters for shorter intervals that are priced on a current, or “spot,” market rate.

We also generate revenues by charging customers for production, processing and storage services to oil companies operating offshore oil field installations. These services are typically provided under long-term, fixed-rate FPSO contracts, but contain a variable component for incentive-based revenues dependent upon operating performance.

The table below illustrates the primary distinctions among these types of charters and contracts:

	Contract of Affreightment	Time Charter	Bareboat Charter	Voyage Charter (1)	FPSO Service Contracts
Typical contract length	One year or more	One year or more	One year or more	Single voyage	Long-term
Hire rate basis (2)	Typically daily	Daily	Daily	Varies	Daily
Voyage expenses (3)	We pay	Customer pays	Customer pays	We pay	Not applicable
Vessel operating expenses	We pay	We pay	Customer pays	We pay	We pay
Off hire (4)	Customer typically does not pay	Varies	Customer typically pays	Customer does not pay	Not applicable
Shutdown (5)	Not applicable	Not applicable	Not applicable	Not applicable	Varies

(1)	Under a consecutive voyage charter, the customer pays for idle time.
(2)	“Hire rate” refers to the basic payment from the charterer for the use of the vessel.

(3)	Voyage expenses are all expenses unique to a particular voyage, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.
(4)	“Off hire” refers to the time a vessel is not available for service.
(5)	“Shutdown” refers to the time production services are not available.

Customers

We provide marine transportation and storage services to energy and oil service companies or their affiliates. Our largest customer measured by annual revenue is Petrobras Transporte S.A., a subsidiary of Petrobras, which is Brazil’s largest company and the third largest energy company in the world.

Petrobras Transporte S.A., Statoil ASA, E.ON Ruhrgas UK GP Limited, and Talisman Energy Inc. accounted for approximately 22%, 19%, 12% and 11%, respectively, of our consolidated revenues from continuing operations during 2014. Petrobras Transporte S.A., Statoil ASA, and Talisman Energy Inc. accounted for approximately 25%, 20% and 13%, respectively, of our consolidated revenues from continuing operations during 2013.

Corporate Information

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our website address is www.teekayoffshore.com. The information contained in our website is not part of this prospectus.

THE OFFERING

Issuer	Teekay Offshore Partners L.P.

Securities Offered	5,000,000 of our 8.50% Series B Cumulative Redeemable Preferred Units, liquidation preference $25.00 per unit, plus up to an additional 750,000 Series B Preferred Units if the underwriters exercise in full their option to purchase additional units.

For a detailed description of the Series B Preferred Units, please read “Description of Series B Preferred Units.”

Price per Unit	$25.00

Conversion; Exchange and Preemptive Rights	The Series B Preferred Units will not have any conversion or exchange rights or be subject to preemptive rights.

Distributions	Distributions on Series B Preferred Units will accrue and be cumulative from the date that the Series B Preferred Units are originally issued and will be payable on each Distribution Payment Date (as defined below) when, as and if declared by the board of directors of our general partner out of legally available funds for such purpose.

Distribution Payment Dates	February 15, May 15, August 15 and November 15, commencing on August 15, 2015 (each, a Distribution Payment Date).

Distribution Rate	The distribution rate for the Series B Preferred Units will be 8.50% per annum per $25.00 of liquidation preference per unit (equal to $2.125 per unit).

Ranking	The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series B Preferred Units will rank:

•       senior to our common units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preferred Units that is not expressly made senior to or on parity with the Series B Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (or Junior Securities);

•       pari passu with our existing Series A Preferred Units and any other class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preferred Units with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (or Parity Securities); and

•       junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of limited partner interests or other equity securities expressly made senior to the Series B Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (or Senior Securities).

Optional Redemption	At any time on or after April 20, 2020, we may redeem, in whole or in part, the Series B Preferred Units at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting Rights	Holders of the Series B Preferred Units generally have no voting rights. However, if and whenever distributions payable on the Series B Preferred Units are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series B Preferred Units (voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable, including holders of our Series A Preferred Units) will be entitled to elect one additional director to serve on our general partner’s board of directors, and the size of our general partner’s board of directors will be increased as needed to accommodate such change (unless the holders of Series B Preferred Units and Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of our general partner’s board of directors, and such director continues then to serve on the board of directors). Distributions payable on the Series B Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preferred Units. The right of such holders of Series B Preferred Units to elect a member of our general partner’s board of directors will continue until such time as all accumulated and unpaid distributions on the Series B Preferred Units have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, we may not adopt any amendment to our partnership agreement that would have a material adverse effect on the existing terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series A Preferred Units), we may not (i) issue any Parity Securities if the cumulative distributions on Series A Preferred Units or Series B Preferred Units are in arrears or (ii) create or issue any Senior Securities.

Fixed Liquidation Price	In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series B Preferred Units will have the right to receive the liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether or not declared, before any payments are made to holders of our common units or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Sinking Fund	The Series B Preferred Units will not be subject to any sinking fund requirements.

No Fiduciary Duties	We, our general partner and our general partner’s officers and directors will not owe any fiduciary duties to holders of the Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.

Use of Proceeds	We intend to use the net proceeds of the sale of the Series B Preferred Units, which are expected to total approximately $120.8 million (or approximately $139.0 million if the underwriters exercise in full their option to purchase additional units), after deducting underwriting discounts and estimated offering expenses, for general partnership purposes, including the funding of newbuilding installments, capital conversion projects and the acquisitions of vessels that Teekay Corporation has offered or may offer to us, which may include funding our acquisition of the Knarr FPSO unit from Teekay Corporation. Please read “Use of Proceeds.”

Ratings	The Series B Preferred Units will not be rated by any Nationally Recognized Statistical Rating Organization.

Listing	We intend to file an application to list the Series B Preferred Units on The New York Stock Exchange (or NYSE). If the application is approved, trading of the Series B Preferred Units on the NYSE is expected to begin within 30 days after the original issue date of the Series B Preferred Units. The underwriters have advised us that they intend to make a market in the Series B Preferred Units prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series B Preferred Units will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Tax Considerations	Although we are organized as a partnership, we have elected to be taxed as a corporation solely for U.S. federal income tax purposes. We believe that all or a portion of the distributions you would receive from us with respect to your Series B Preferred Units would constitute dividends. If you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends would be expected to be treated as “qualified dividend income” that is taxable at preferential capital gain tax rates. Any portion of your distribution that is not treated as a dividend will be treated first as a non-taxable return of capital to the extent of your tax basis in your Series B Preferred Units and, thereafter, as capital gain. In addition, there are other tax matters you should consider before investing in the Series B Preferred Units, including our tax status as a non-U.S. issuer. Please read “Material U.S. Federal Income Tax Considerations,” “Non-United States Tax Considerations” and “Risk Factors—Tax Risks.”

Form	The Series B Preferred Units will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except under limited circumstances.

Settlement	Delivery of the Series B Preferred Units offered hereby will be made against payment therefor on or about April 20, 2015.

Risk Factors	An investment in our Series B Preferred Units involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-26 of this prospectus to determine whether an investment in our Series B Preferred Units is appropriate for you.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our summary consolidated financial and operating data. The summary historical financial and operating data has been prepared on the following basis:

•	the historical consolidated financial and operating data as at and for the years ended December 31, 2014, 2013 and 2012 are derived from our audited consolidated financial statements and the notes thereto, which are included in our Annual Report on Form 20-F for the year ended December 31, 2014 (or our 2014 Annual Report) incorporated by reference into this prospectus; and

•	the historical consolidated balance sheet data as at December 31, 2012 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2013.

Our consolidated financial statements for the year ended December 31, 2013 reflect the results of operations of the Voyageur Spirit FPSO unit, which we acquired in May 2013, referred to herein as the Dropdown Predecessor, as if we had acquired it when it began operations under the ownership of Teekay Corporation on April 13, 2013. Please read “Item 18—Financial Statements: Note 3—Dropdown Predecessor” in our 2014 Annual Report.

The following table should be read together with, and is qualified in its entirety by reference to, the financial statements and the notes thereto incorporated by reference into this prospectus.

	Year Ended December 31,
	2014	2013	2012
	(in thousands of U.S. dollars, except per unit data)
Income Statement Data:
Revenues	$1,019,539	$930,739	$901,227
Total operating expenses	(763,321)	(827,321)	(734,650)

Income from vessel operations (1)	256,218	103,418	166,577
Interest expense	(88,381)	(62,855)	(47,508)
Interest income	719	2,561	1,027
Realized and unrealized (losses) gains on derivative instruments	(143,703)	34,820	(26,349)
Equity income	10,341	6,731	—
Foreign currency exchange loss (2)	(16,140)	(5,278)	(315)
Loss on bond repurchase	—	(1,759)	—
Other income—net	781	1,144	1,538
Income tax (expense) recovery	(2,179)	(2,225)	10,477

Net income from continuing operations	$17,656	$76,557	$105,447
Net (loss) income from discontinued operations	—	(4,642)	17,568

Net income	$17,656	$71,915	$123,015

Non-controlling and other interests in net income from continuing operations	37,036	62	12,885
Non-controlling and other interests in net loss from discontinued operations	—	(452)	(1,772)
Limited partners’ interest:
Net (loss) income from continuing operations	(19,380)	76,495	92,562
Net (loss) income from continuing operations per common unit (basic and diluted) (3)	(0.22)	0.93	1.26
Net (loss) income from discontinued operations	—	(4,190)	19,340
Net (loss) income from discontinued operations per common unit (basic and diluted) (3)	—	(0.05)	0.26
Cash distributions declared per unit	2.15	2.11	2.04

	Year Ended December 31,
	2014	2013	2012
	(in thousands of U.S. dollars, except unit and fleet data)
Balance Sheet Data (at end of year):
Cash and cash equivalents	$252,138	$219,126	$206,339
Vessels and equipment (4)	3,183,465	3,089,582	2,454,623
Total assets	3,945,264	3,806,086	3,053,391
Total debt	2,436,023	2,368,976	1,769,632
Total equity	802,853	821,341	705,229
Common units outstanding	92,386,383	85,452,079	80,105,108
Cash Flow Data:
Net cash flow from (used for):
Operating activities	$160,186	$255,387	$267,494
Financing activities	37,179	231,865	(206,007)
Investing activities	(164,353)	(474,465)	(35,082)
Other Financial Data:
Net revenues (5)	$906,999	$827,096	$790,744
EBITDA (6)	306,050	338,082	330,815
Adjusted EBITDA (6)	467,868	397,445	405,243
Expenditures for vessels and equipment	172,169	455,578	87,408
Fleet Data:
Average number of shuttle tankers (7)	34.7	33.8	35.5
Average number of FPSO units (7)	5.2	4.2	3.0
Average number of conventional tankers (7)	4.0	5.2	6.0
Average number of FSO units (7)	6.0	5.8	5.0

(1)	Income from vessel operations includes, among other things, the following:

	Year Ended December 31,
	2014	2013	2012
(in thousands of U.S. dollars)
(Write down) and gain (loss) on sale of vessels	$(1,638)	$(76,782)	$(24,542)
Restructuring recovery (charge)	225	(2,607)	(1,115)

	$(1,413)	$(79,389)	$(25,657)

(2)	Substantially all of these foreign currency exchange gains and losses were unrealized and not settled in cash. Under GAAP, all foreign currency-denominated monetary assets and liabilities, such as cash and cash equivalents, accounts receivable, accounts payable, advances from affiliates, deferred income taxes and long-term debt are revalued and reported based on the prevailing exchange rate at the end of the period.
(3)	Net income (loss) per unit is determined by dividing net income (loss), after deducting the amount of net income (loss) attributable to the Dropdown Predecessor, the non-controlling interests, our general partner’s interest and the distributions on the Series A Preferred Units, by the weighted-average number of units outstanding during the period. We allocate the limited partners’ interest in net income (loss), including both distributed and undistributed net income (loss), between continuing operations and discontinued operations based on the proportion of net income (loss) from continuing and discontinuing operations to total net income (loss).
(4)	Vessels and equipment consists of (a) vessels, at cost less accumulated depreciation and (b) advances on newbuilding contracts and conversion costs.
(5)

Consistent with general practice in the shipping industry, we use “net revenues” (defined as revenues less voyage expenses, which comprise all expenses relating to certain voyages, including bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions) as a measure of equating revenues generated from voyage charters to revenues generated from time charters, which assists us in making operating decisions about the deployment of vessels and their performance. Under time charters and bareboat charters, the charterer typically pays the voyage expenses, whereas under voyage charter contracts and contracts of affreightment the shipowner typically pays the voyage expenses. Some voyage expenses are fixed, and the remainder can be estimated. If we, as the shipowner, pay the voyage expenses, we typically pass the approximate amount of these expenses on to the customers by charging higher rates under the contract or billing the expenses to them. As a result, although revenues from different types of contracts may vary, the “net revenues” are comparable across the different types of contracts. We principally use net revenues, a non-GAAP financial measure, because it provides more meaningful information to us than revenues, the most directly comparable GAAP financial measure. Net revenues are also used by investors and analysts in the shipping industry for comparing financial performance between companies in the shipping industry to industry averages. The following table reconciles net revenues with revenues.

	Year Ended December 31,
	2014	2013	2012
(in thousands of U.S. dollars)
Revenues	$1,019,539	$930,739	$901,227
Voyage expenses	(112,540)	(103,643)	(110,483)

Net revenues	$906,999	$827,096	$790,744

(6)	EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and by external users of our financial statements, such as investors, as discussed below. EBITDA represents net income from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA before write-downs and loss (gain) on sale of vessels, restructuring (recovery) charge, unrealized loss (gain) on derivative instruments, realized loss on interest rate swaps, foreign exchange (gain) loss, loss on bond repurchase, amortization of in-process revenue contracts, adjustments relating to equity income and adjustments relating to discontinued operations.

•	Financial and operating performance. EBITDA and Adjusted EBITDA assist our management and investors by increasing the comparability of the fundamental performance of us from period to period and against the fundamental performance of other companies in our industry that provide EBITDA or Adjusted EBITDA-based information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest expense, taxes, depreciation or amortization, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including EBITDA and Adjusted EBITDA as a financial and operating measure benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength and health in assessing whether to continue to hold our units.

•

Liquidity. EBITDA and Adjusted EBITDA allow us to assess the ability of assets to generate cash sufficient to service debt, make distributions and undertake capital expenditures. By eliminating the cash flow effect resulting from the existing capitalization of us and other items such as dry-docking expenditures, working capital changes and foreign currency exchange gains and losses (which may vary significantly from period to period), EBITDA and Adjusted EBITDA provide a consistent measure of our ability to generate cash over the long term. Management uses this information as a significant factor in determining (a) our proper capitalization (including assessing how much debt to incur and whether changes to the capitalization should be made) and (b) whether to undertake material capital expenditures and how to finance them, all in light of existing cash distribution commitments to unitholders. Use of

EBITDA and Adjusted EBITDA as liquidity measures also permits investors to assess our fundamental ability to generate cash sufficient to meet cash needs, including distributions on our units.

Neither EBITDA nor Adjusted EBITDA, which are non-GAAP measures, should be considered as an alternative to net income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA as presented in this prospectus may not be comparable to similarly titled measures of other companies.

The following table reconciles our historical consolidated EBITDA and Adjusted EBITDA to net income from continuing operations, and our historical consolidated Adjusted EBITDA to net operating cash flow.

Reconciliation of “EBITDA” and “Adjusted EBITDA” to “Net income from continuing operations”:

	Year Ended December 31,
	2014	2013	2012
	(in thousands of U.S. dollars)
Net income from continuing operations	$17,656	$76,557	$105,447
Depreciation and amortization	198,553	199,006	189,364
Interest expense, net of interest income	87,662	60,294	46,481
Income tax expense (recovery)	2,179	2,225	(10,477)

EBITDA	$306,050	$338,082	$330,815

Write down and loss (gain) on sale of vessels	1,638	76,782	24,542
Restructuring (recovery) charge	(225)	2,607	1,115
Unrealized loss (gain) on derivative instruments	180,156	(91,837)	(39,538)
Realized loss on interest rate swaps	55,588	94,848	58,596
Foreign exchange (gain) loss (i)	(77,813)	(33,318)	11,015
Loss on bond repurchase	—	1,759	—
Amortization of in-process revenue contracts	(12,744)	(12,704)	(12,634)
Adjustments relating to equity income (ii)	15,218	6,057	—
Adjustments relating to discontinued operations (iii)	—	15,169	31,332

Adjusted EBITDA	$467,868	$397,445	$405,243

Reconciliation of “Adjusted EBITDA” to “Net operating cash flow”:
Net operating cash flow	$160,186	$255,387	$267,494
Expenditures for dry docking	36,221	19,332	19,122
Interest expense, net of interest income	87,662	60,294	46,481
Current income tax expense (recovery)	1,290	75	(1,669)
Realized loss on interest rate swaps	55,588	94,848	58,596
Equity income, net of dividends received	(6,462)	6,731	—
Change in working capital	111,484	(51,999)	17,447
Restructuring charge	(225)	2,607	1,115
Loss on bond repurchase	—	1,759	—
Other, net	6,906	2,244	(4,165)
Adjustments relating to equity income (ii)	15,218	6,057	—
Interest expense, net of interest income related to discontinued operations	—	110	822

Adjusted EBITDA	$467,868	$397,445	$405,243

(i)	Foreign exchange loss (gain) excludes the unrealized loss of $94.0 million in 2014 (2013—loss of $38.6 million and 2012—gain of $10.7 million) on cross currency swaps, which is incorporated in unrealized loss (gain) on derivative instruments in the table.

(ii)	Adjustments relating to equity income from our equity accounted joint venture are as follows:

	Year Ended December 31,
	2014	2013	2012
(in thousands of U.S. dollars)
Depreciation and amortization	$8,085	$4,239	$—
Interest expense, net of interest income	3,837	2,715	—
Income tax recovery	(33)	(184)	—
Unrealized loss (gain) on derivative instruments	410	(2,302)	—
Realized loss on interest rate swaps	2,919	1,589	—

Adjustments relating to equity income	$15,218	$6,057	$—

(iii)	Adjustments relating to our discontinued operations are as follows:

	Year Ended December 31,
	2014	2013	2012
(in thousands of U.S. dollars)
Net (loss) income from discontinued operations	$—	$(4,642)	$17,568
Depreciation and amortization	—	1,236	5,267
Interest expense, net of interest income	—	110	822
Write down and loss on sale of vessels	—	18,465	7,675

Adjustments relating to discontinued operations	$—	$15,169	$31,332

(7)	Average number of vessels consists of the average number of owned and chartered-in vessels that were in our possession during a period, including the Dropdown Predecessor and those in discontinued operations. For 2014 and 2013, this includes two FPSO units and one FPSO unit, respectively, in equity accounted joint ventures at 100%.

Ratio of Earnings to Fixed Charges and to Fixed Charges and Preferred Unit Distributions

The following table sets forth the historical ratio of our consolidated earnings to our consolidated fixed charges and the ratio of our consolidated earnings to our consolidated fixed charges and preferred unit distributions for the periods indicated.

	Year ended December 31,
	2014	2013	2012	2011		2010
Ratio of earnings to fixed charges (1)	1.2x	1.7x	2.9x	—	(2)	1.7x
Ratio of earnings to fixed charges and preferred unit distributions (1)	1.1x	1.6x	2.9x	—	(2)	1.7x

(1)

This data is unaudited for all periods presented. For purposes of computing these ratios, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, and subtracting interest capitalized. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) interest within time-charter hire expense. Preferred unit distributions represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preferred units and is computed as the amount of (x) the distribution divided by (y) the result of one minus the effective income tax rate applicable to continuing operations. No preferred units were outstanding during any of 2010, 2011 or 2012. We issued Series A Preferred Units in 2013.
(2)	For the year ended December 31, 2011, the ratio of earnings to fixed charges and to fixed charges and preferred unit distributions were in each case less than 1.0x. The amount of the deficiency in each case was $89.7 million.

RISK FACTORS

Before investing in our Series B Preferred Units, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in our Series B Preferred Units, you should carefully consider the following risk factors together with all other information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our 2014 Annual Report filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable free writing prospectus.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay distributions on our Series B Preferred Units, the trading price of our Series B Preferred Units could decline, and you could lose all or part of your investment.

Risks Related to the Series B Preferred Units

The Series B Preferred Units represent perpetual equity interests.

The Series B Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Units may be required to bear the financial risks of an investment in the Series B Preferred Units for an indefinite period of time. In addition, the Series B Preferred Units will rank junior to all our indebtedness and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

The Series B Preferred Units have not been rated.

We have not sought to obtain a rating for the Series B Preferred Units, and the units may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series B Preferred Units or that we may elect to obtain a rating of our Series B Preferred Units in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series B Preferred Units in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series B Preferred Units. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preferred Units. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series B Preferred Units may not reflect all risks related to us and our business, or the structure or market value of the Series B Preferred Units.

We distribute all of our available cash to our limited partners and are not required to accumulate cash for the purpose of meeting our future obligations to holders of the Series B Preferred Units, which may limit the cash available to make distributions on the Series B Preferred Units.

Subject to the limitations in our partnership agreement, we distribute all of our available cash each quarter to our limited partners. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less the amount of cash reserves (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) established by our general partner to:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);

•	comply with applicable law, any debt instruments, or other agreements; or

•	provide funds for distributions to our limited partners and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit agreements and in all cases are used solely for working capital purposes or to pay distributions to partners.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the Series B Preferred Units.

Our Series B Preferred Units are subordinated to our debt obligations, and your interests could be diluted by the issuance of additional limited partner interests, including additional Series B Preferred Units, and by other transactions.

Our Series B Preferred Units are subordinated to all of our existing and future indebtedness. As of December 31, 2014, our total debt was $2.4 billion and we had the ability to borrow an additional $99.6 million under our revolving credit facilities, subject to limitations in the credit facilities. We may incur additional debt under these or future credit facilities. The payment of principal and interest on our debt reduces cash available for distribution to us and on our limited partner interests, including the Series B Preferred Units.

The issuance of additional limited partner interests on a parity with or senior to our Series B Preferred Units would dilute the interests of the holders of our Series B Preferred Units, and any issuance of Senior Securities or Parity Securities or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on our Series B Preferred Units. No provisions relating to our Series B Preferred Units protect the holders of our Series B Preferred Units in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series B Preferred Units.

The Series B Preferred Units will rank junior to any Senior Securities and pari passu with our Series A Preferred Units.

Our Series B Preferred Units will rank junior to any Senior Securities and pari passu with our existing Series A Preferred Units and any other class or series of limited partner interests or other equity securities established after the original issue date of the Series B Preferred Units that is not expressly subordinated or senior to the Series B Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary. If less than all distributions payable with respect to the Series B Preferred Units and any Parity Securities (including Series A Preferred Units) are paid, any partial payment shall be made pro rata with respect to Series B Preferred Units and any Parity Securities (including Series A Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time.

As a holder of Series B Preferred Units you have extremely limited voting rights.

Your voting rights as a holder of Series B Preferred Units will be extremely limited. Our common units are the only class of limited partner interests carrying full voting rights. Holders of the Series B Preferred Units generally have no voting rights. However, in the event that six quarterly dividends, whether consecutive or not, payable on Series B Preferred Units or any other Parity Securities are in arrears, the holders of Series B Preferred

Units will have the right, voting together as a class with all other classes or series of Parity Securities (including Series A Preferred Units) upon which like voting rights have been conferred and are exercisable, to elect one additional director to serve on the board of directors of our general partner, and the size of our general partner’s board of directors will be increased as needed to accommodate such change (unless the holders of Series B Preferred Units and Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of our general partner’s board of directors, and such director continues then to serve on the board of directors). The right of such holders of Series B Preferred Units to elect a member of our general partner’s board of directors will continue until such time as all accumulated and unpaid dividends on the Series B Preferred Units have been paid in full. Certain other limited protective voting rights are described in this prospectus under “Description of Series B Preferred Units—Voting Rights.”

The Series B Preferred Units are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your units. In addition, the lack of a fixed redemption date for the Series B Preferred Units will increase your reliance on the secondary market for liquidity purposes.

The Series B Preferred Units are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their units in the secondary market absent redemption by us. We intend to apply to list the Series B Preferred Units on the NYSE, but there can be no assurance that the NYSE will accept the Series B Preferred Units for listing. Even if the Series B Preferred Units are approved for listing by the NYSE, an active trading market on the NYSE for the units may not develop or, even if it develops, may not last, in which case the trading price of the units of Series B Preferred Units could be adversely affected and your ability to transfer your units will be limited. If an active trading market does develop on the NYSE, our Series B Preferred Units may trade at prices lower than the offering price. The trading price of our Series B Preferred Units would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the Series B Preferred Units pending any listing of the Series B Preferred Units on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

Market interest rates may adversely affect the value of our Series B Preferred Units.

One of the factors that will influence the price of our Series B Preferred Units will be the distribution yield on the Series B Preferred Units (as a percentage of the price of our Series B Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series B Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series B Preferred Units to decrease.

Risks Inherent in our Business

Our cash flow depends substantially on the ability of our subsidiaries to make distributions to us.

The source of our cash flow includes cash distributions from our subsidiaries. The amount of cash our subsidiaries can distribute to us principally depends upon the amount of cash they generate from their operations, which may fluctuate from quarter to quarter based on, among other things:

•	the rates they obtain from their charters and contracts of affreightment (whereby our subsidiaries carry an agreed quantity of cargo for a customer over a specified trade route within a given period of time);

•	the price and level of production of, and demand for, crude oil, particularly the level of production at the offshore oil fields our subsidiaries service under contracts of affreightment;

•	the operating performance of our FPSO units, whereby receipt of incentive-based revenue from our FPSO units is dependent upon the fulfillment of the applicable performance criteria;

•	the level of their operating costs, such as the cost of crews and repairs and maintenance;

•	the number of off-hire days for their vessels and the timing of, and number of days required for, dry docking of vessels;

•	the rates, if any, at which our subsidiaries may be able to redeploy shuttle tankers in the spot market as conventional oil tankers during any periods of reduced or terminated oil production at fields serviced by contracts of affreightment;

•	delays in the delivery of any newbuildings or vessels undergoing conversion and the beginning of payments under charters relating to those vessels;

•	prevailing global and regional economic and political conditions;

•	currency exchange rate fluctuations; and

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of business.

The actual amount of cash our subsidiaries have available for distribution also depends on other factors such as:

•	the level of their capital expenditures, including for maintaining vessels or converting existing vessels for other uses and complying with regulations;

•	their debt service requirements and restrictions on distributions contained in their debt instruments;

•	fluctuations in their working capital needs;

•	their ability to make working capital borrowings; and

•	the amount of any cash reserves, including reserves for future maintenance capital expenditures, working capital and other matters, established by the Board of Directors of our general partner at their discretion.

The amount of cash our subsidiaries generate from operations may differ materially from their profit or loss for the period, which will be affected by non-cash items and the timing of debt service payments. As a result of this and the other factors mentioned above, our subsidiaries may make cash distributions during periods when they record losses and may not make cash distributions during periods when they record net income.

We may not have sufficient cash from operations to enable us to pay the current level of distribution on our units or to maintain or increase distributions.

The source of our earnings and cash flow includes cash distributions from our subsidiaries. Therefore, the amount of distributions we are able to make to our unitholders will fluctuate based on the level of distributions made to us by our subsidiaries. Our subsidiaries may not make quarterly distributions at a level that will permit us to maintain or increase our quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our common unitholders if our subsidiaries increase or decrease distributions to us, the timing and amount of any such increased or decreased distributions will not necessarily be comparable to the timing and amount of the increase or decrease in distributions made by our subsidiaries to us.

Our ability to distribute to our unitholders any cash we may receive from our subsidiaries is or may be limited by a number of factors, including, among others:

•	interest expense and principal payments on any indebtedness we incur;

•	distributions on any preferred units we have issued or may issue;

•	changes in our cash flows from operations;

•	restrictions on distributions contained in any of our current or future debt agreements;

•	fees and expenses of us, our general partner, its affiliates or third parties we are required to reimburse or pay, including expenses we incur as a result of being a public company; and

•	reserves our general partner believes are prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

Many of these factors reduce the amount of cash we may otherwise have available for distribution. We may not be able to pay distributions, and any distributions we do make may not be at or above our current level of quarterly distribution. The actual amount of cash that is available for distribution to our unitholders depends on several factors, many of which are beyond the control of us or our general partner.

Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash (as defined in our partnership agreement) each quarter. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In determining the amount of cash available for distribution, the Board of Directors of our general partner, in making the determination on our behalf, approves the amount of cash reserves to set aside, including reserves for future maintenance capital expenditures, working capital and other matters. We also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow.

We must make substantial capital expenditures to maintain the operating capacity of our fleet, which reduces cash available for distribution. In addition, each quarter our general partner is required to deduct estimated maintenance capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance capital expenditures were deducted.

We must make substantial capital expenditures to maintain, over the long term, the operating capacity of our fleet. We intend to continue to expand our fleet, which would increase the level of our maintenance capital expenditures. Maintenance capital expenditures include capital expenditures associated with dry docking a vessel, modifying an existing vessel or acquiring a new vessel to the extent these expenditures are incurred to maintain the operating capacity of our fleet. These expenditures could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	increases in fleet size or the cost of replacement vessels;

•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment; and

•	competitive standards.

In addition, actual maintenance capital expenditures vary significantly from quarter to quarter based on the number of vessels dry docked during that quarter. Certain repair and maintenance items are more efficient to complete while a vessel is in dry dock. Consequently, maintenance capital expenditures will typically increase in periods when there is an increase in the number of vessels dry docked. Significant maintenance capital expenditures reduce the amount of cash that we have available for distribution to our unitholders.

Our partnership agreement requires our general partner to deduct our estimated, rather than actual, maintenance capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus (as defined in our partnership agreement). The amount of estimated maintenance capital expenditures deducted from operating surplus is subject to review and change by the Conflicts Committee of our general partner at least once a year. In years when estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unitholders is lower than if actual maintenance capital expenditures were deducted from operating surplus. If our general partner underestimates the appropriate level of estimated maintenance capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures begin to exceed our previous estimates.

We require substantial capital expenditures to expand the size of our fleet. We generally are required to make significant installment payments for acquisitions of newbuilding vessels or for the conversion of existing vessels prior to their delivery and generation of revenue. Depending on whether we finance our expenditures through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished or our financial leverage may increase or our unitholders may be diluted.

Currently, the total delivered cost for an Aframax or Suezmax-size shuttle tanker is approximately $95 to $115 million, the cost of an FSO unit is approximately $50 to $250 million, the cost of an FPSO unit is approximately $200 million to $3 billion, the cost of a UMS is approximately $200 to $250 million and the cost of a towage vessel is approximately $30 to $60 million, although actual costs vary significantly depending on the market price charged by shipyards, the size and specifications of the vessel, governmental regulations and maritime self-regulatory organization standards.

We and Teekay Corporation regularly evaluate and pursue opportunities to provide marine transportation services and offshore oil production and storage services for new or expanding offshore projects. Under an omnibus agreement that we have entered into in connection with our initial public offering, Teekay Corporation is required to offer to us, within 365 days of their deliveries, certain shuttle tankers, FSO units and FPSO units Teekay Corporation owns or may acquire in the future, including certain vessels of Teekay Corporation’s subsidiary Teekay Petrojarl AS (or Teekay Petrojarl), provided the vessels are servicing contracts with remaining durations of greater than three years. We may also acquire other vessels that Teekay Corporation may offer us from time to time and we are pursuing direct acquisitions from third parties and new offshore projects. Neither we nor Teekay Corporation may be awarded charters or contracts of affreightment relating to any of the projects we pursue or it pursues, and we may choose not to purchase the vessels Teekay Corporation is required to offer to us under the omnibus agreement. If we elect pursuant to the omnibus agreement to obtain Teekay Corporation’s interests in any projects Teekay Corporation may be awarded, or if we bid on and are awarded contracts relating to any offshore project, we will need to incur significant capital expenditures to buy Teekay Corporation’s interest in these offshore projects or to build the offshore units.

We typically must pay between 10% to 20% of the purchase price of any vessel upon signing the purchase contract, even though delivery of the completed vessel will not occur until much later (approximately two to three years from the time the order is placed). During the construction period, we generally are required to make installment payments on newbuildings prior to their delivery, in addition to incurring financing, miscellaneous construction and project management costs. If we finance these acquisition costs by issuing debt or equity securities, we will increase the aggregate amount of interest or cash required to maintain our current level of quarterly distributions to unitholders prior to generating cash from the operation of the newbuilding.

To fund the remaining portion of existing or future capital expenditures, we will be required to use cash from operations or incur borrowings or raise capital through the sale of debt or additional equity securities. Use of cash from operations will reduce cash available for distribution to unitholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, results of operations and financial condition and on our ability to make cash distributions. Even if we are successful in obtaining necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain our current level of quarterly distributions to unitholders, which could have a material adverse effect on our ability to make cash distributions.

Our substantial debt levels may limit our flexibility in obtaining additional financing, refinancing credit facilities upon maturity, pursuing other business opportunities and paying distributions to you.

As at December 31, 2014, our total debt was approximately $2.4 billion and we had the ability to borrow an additional $99.6 million under our revolving credit facilities, subject to limitations in the credit facilities. We plan to increase our total debt relating to our towage and UMS newbuildings and FPSO conversion projects. If we are awarded contracts for additional offshore projects or otherwise acquire additional vessels or businesses, our consolidated debt may significantly increase. We may incur additional debt under these or future credit facilities. Our level of debt could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes, and our ability to refinance our credit facilities may be impaired or such financing may not be available on favorable terms;

•	we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our industry or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt depends upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing dividends/cash distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Financing agreements containing operating and financial restrictions may restrict our business and financing activities.

The operating and financial restrictions and covenants in our financing arrangements and any future financing agreements for us could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, the arrangements may restrict the ability of us and our subsidiaries to:

•	incur or guarantee indebtedness;

•	change ownership or structure, including mergers, consolidations, liquidations and dissolutions;

•	make dividends or distributions;

•	make certain negative pledges and grant certain liens;

•	sell, transfer, assign or convey assets;

•	make certain investments; and

•	enter into a new line of business.

Four of our revolving credit facilities are guaranteed by us and certain of our subsidiaries for all outstanding amounts and contain covenants that require us to maintain the greater of a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months of maturity) of at least $75.0 million and 5.0% of the our total consolidated debt. Our remaining two revolving credit facilities are guaranteed by Teekay Corporation and contain covenants that require Teekay Corporation to maintain the greater of a minimum liquidity (cash, cash equivalents and undrawn committed revolving credit lines with at least six months to maturity) of at least $50.0 million and 5.0% of Teekay Corporation’s total consolidated debt which has recourse to Teekay Corporation. The revolving credit facilities are collateralized by first-priority mortgages granted on 21 of our vessels, together with other related security. The ability of Teekay Corporation or us to comply with covenants and restrictions contained in debt instruments may be affected by events beyond their or our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, compliance with these covenants may be impaired. If restrictions, covenants, ratios or tests in the financing agreements are breached, a significant portion of the obligations may become immediately due and payable, and the lenders’ commitment to make further loans may terminate. Neither Teekay Corporation nor we might have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, obligations under our credit facilities are secured by certain vessels, and if we are unable to repay debt under the credit facilities, the lenders could seek to foreclose on those assets.

We have two revolving credit facilities that require us to maintain a vessel value to drawn principal balance ratio of a minimum of 105% and 120%, respectively. As at December 31, 2014, these ratios were 151% and 137%, respectively. The vessel value used in this ratio is the appraised value prepared by us based on second-hand sale and purchase market data. Changes in the conventional tanker market could negatively affect these ratios.

At December 31, 2014, we and Teekay Corporation were in compliance with all covenants in the credit facilities and long-term debt.

Restrictions in our debt agreements may prevent us or our subsidiaries from paying distributions.

The payment of principal and interest on our debt reduces cash available for distribution to us and on our units. In addition, our and our subsidiaries’ financing agreements prohibit the payment of distributions upon the occurrence of the following events, among others:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to notify the lenders of any material oil spill or discharge of hazardous material, or of any action or claim related thereto;

•	breach or lapse of any insurance with respect to vessels securing the facilities;

•	breach of certain financial covenants;

•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;

•	default under other indebtedness;

•	bankruptcy or insolvency events;

•	failure of any representation or warranty to be materially correct;

•	a change of control, as defined in the applicable agreement; and

•	a material adverse effect, as defined in the applicable agreement.

We derive a substantial majority of our revenues from a limited number of customers, and the loss of any such customers could result in a significant loss of revenues and cash flow.

We have derived, and we believe we will continue to derive, a substantial majority of revenues and cash flow from a limited number of customers. Petrobras, Statoil, E.ON and Talisman Energy Inc. accounted for approximately 22%, 19%, 12% and 11%, respectively, of our consolidated revenues from continuing operations during 2014. Petrobras, Statoil and Talisman Energy Inc. accounted for approximately 25%, 20%, and 13%, and 28%, 21%, and 13%, respectively, of consolidated revenues from continuing operations during 2013 and 2012. No other customer accounted for 10% or more of revenues from continuing operations during any of these periods.

Petrobras, the Brazil state-controlled oil company, is alleged to have participated in a widespread corruption scandal involving improper payments to Brazilian politicians and political parties. Petrobras has also announced that it may decrease its five-year capital expenditure budget for 2015 to 2019 and that it is reducing the pace of some projects. It is uncertain at this time how this may affect Petrobras, its performance of existing contracts with us or the development of new projects offshore of Brazil. Any adverse effect on Petrobras’ ability to develop new offshore projects or to perform under existing contracts with us could harm us.

If we lose a key customer, we may be unable to obtain replacement long-term charters or contracts of affreightment and may become subject, with respect to any shuttle tankers redeployed on conventional oil tanker trades, to the volatile spot market, which is highly competitive and subject to significant price fluctuations. If a customer exercises its right under some charters to purchase the vessel or terminate the charter, we may be unable to acquire an adequate replacement vessel or charter. Any replacement newbuilding would not generate revenues during its construction and we may be unable to charter any replacement vessel on terms as favorable to us as those of the terminated charter.

The loss of any of our significant customers or a reduction in revenues from them could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

We depend on Teekay Corporation and certain joint venture partners to assist us in operating our businesses and competing in our markets.

We and our operating subsidiaries have entered into various services agreements with certain subsidiaries of Teekay Corporation pursuant to which those subsidiaries will provide to us all of our administrative services and to the operating subsidiaries substantially all of their managerial, operational and administrative services (including vessel maintenance, crewing, crew training, purchasing, shipyard supervision, insurance and financial services) and other technical and advisory services. Our operational success and ability to execute our growth strategy depends significantly upon the satisfactory performance of these services by the Teekay Corporation subsidiaries. Our business will be harmed if such subsidiaries fail to perform these services satisfactorily or if they stop providing these services to us or our operating subsidiaries.

In addition, we have entered into, and expect to enter into additional, joint venture arrangements with third parties to expand our fleet and access growth opportunities. In particular, we rely on the expertise and relationships that our joint ventures and joint venture partners may have with current and potential customers to jointly pursue FPSO projects and provide assistance in competing in new markets.

Our ability to compete for offshore oil marine transportation, processing, floating accommodation, towage and storage projects and to enter into new charters or contracts of affreightment and expand our customer relationships depends largely on our ability to leverage our relationship with Teekay Corporation or our joint venture partners and their reputation and relationships in the shipping industry. If Teekay Corporation or our joint venture partners suffer material damage to its reputation or relationships, it may harm the ability of us or other subsidiaries to:

•	renew existing charters and contracts of affreightment upon their expiration;

•	obtain new charters and contracts of affreightment;

•	successfully interact with shipyards during periods of shipyard construction constraints;

•	obtain financing on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

A continuation of the recent significant declines in oil prices may adversely affect our growth prospects and results of operations.

Global crude oil prices have significantly declined since mid-2014. A continuation of lower oil prices or a further decline in oil prices may adversely affect our business, results of operations and financial condition and our ability to make cash distributions, as a result of, among other things:

•	a reduction in exploration for or development of new offshore oil fields, or the delay or cancelation of existing offshore projects as energy companies lower their capital expenditures budgets, which may reduce our growth opportunities;

•	a reduction in or termination of production of oil at certain fields we service, which may reduce our revenues under volume-based contracts of affreightment, production-based components of our FPSO unit contracts or life-of-field contracts

•	lower demand for vessels of the types we own and operate, which may reduce available charter rates and revenue to us upon redeployment of our vessels following expiration or termination of existing contracts or upon the initial chartering of vessels;

•	customers potentially seeking to renegotiate or terminate existing vessel contracts, or failing to extend or renew contracts upon expiration;

•	the inability or refusal of customers to make charter payments to us due to financial constraints or otherwise; or

•	declines in vessel values, which may result in losses to us upon vessel sales or impairment charges against our earnings.

Our growth depends on continued growth in demand for offshore oil transportation, processing and storage services, offshore accommodation, and towage services.

Our growth strategy focuses on expansion in the shuttle tanker, FSO, FPSO, UMS and towage sectors. Accordingly, our growth depends on continued growth in world and regional demand for these offshore services, which could be negatively affected by a number of factors, such as:

•	decreases in the actual or projected price of oil, which could lead to a reduction in or termination of production of oil at certain fields we service or a reduction in exploration for or development of new offshore oil fields;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative global or regional economic or political conditions, particularly in oil consuming regions, which could reduce energy consumption or its growth. Reduced demand for offshore marine transportation, processing, storage services, floating accommodation or towage services would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Because payments under our contracts of affreightment are based on the volume of oil transported and a portion of the payments under our FPSO units operations contracts are based on the volume of oil produced, utilization of our shuttle tanker fleet, the success of our shuttle tanker business and the revenue from our FPSO units depends upon continued production from existing or new oil fields, which is beyond our control and generally declines naturally over time.

A portion of our shuttle tankers operate under contracts of affreightment. Payments under these contracts of affreightment are based upon the volume of oil transported, which depends upon the level of oil production at the fields we service under the contracts. Payments made to us under FPSO operations contracts are partially based on an incentive component, which is determined by the volume of oil produced. Oil production levels are affected by several factors, all of which are beyond our control, including: geologic factors, including general declines in production that occur naturally over time; mechanical failure or operator error; the rate of technical developments in extracting oil and related infrastructure and implementation costs; the availability of necessary drilling and other governmental permits; the availability of qualified personnel and equipment; strikes, employee lockouts or other labor unrest; and regulatory changes. In addition, the volume of oil produced may be adversely affected by extended repairs to oil field installations or suspensions of field operations as a result of oil spills or otherwise.

The rate of oil production at fields we service may decline from existing levels. If such a reduction occurs, the spot market rates in the conventional oil tanker trades at which we may be able to redeploy the affected shuttle tankers may be lower than the rates previously earned by the vessels under the contracts of affreightment. We may receive a reduced production incentive payment or no production incentive payment under the Petrojarl Varg FPSO operations contract depending on production levels. We also have an annual adjustment (within a specified range) to the daily base hire rate under the Voyageur Spirit FPSO operations contract based on our operating performance. Talisman Energy Norge AS (or Talisman Energy) may terminate the Petrojarl Varg operations contract if the Varg field does not yield sufficient revenues. E.ON may terminate the Voyageur Spirit operations contract if the Huntington field does not yield sufficient revenues, although there is a significant termination fee. Low spot market rates for the shuttle tankers or any idle time prior to the commencement of a new contract or our inability to redeploy any of our FPSO units at an acceptable rate may have an adverse effect on our business and operating results.

The duration of many of our shuttle tanker, FSO and FPSO contracts is the life of the relevant oil field or is subject to extension by the field operator or vessel charterer. If the oil field no longer produces oil or is abandoned or the contract term is not extended, we will no longer generate revenue under the related contract and will need to seek to redeploy affected vessels.

Many of our shuttle tanker contracts have a “life-of-field” duration, which means that the contract continues until oil production at the field ceases. If production terminates for any reason, we no longer will generate revenue under the related contract. Other shuttle tanker, FSO and FPSO contracts under which our vessels operate are subject to extensions beyond their initial term. The likelihood of these contracts being extended may be negatively affected by reductions in oil field reserves, low oil prices generally or other factors. If we are unable to promptly redeploy any affected vessels at rates at least equal to those under the contracts, if at all, our operating results will be harmed. Any potential redeployment may not be under long-term contracts, which may affect the stability of our cash flow and our ability to make cash distributions. FPSO units, in particular, are specialized vessels that have very limited alternative uses and high fixed costs. In addition, FPSO units typically require substantial capital investments prior to being redeployed to a new field and production service agreement. Any idle time prior to the commencement of a new contract or our inability to redeploy the vessels at acceptable rates may have an adverse effect on our business and operating results.

Future adverse economic conditions, including disruptions in the global credit markets, could adversely affect our results of operations.

In recent years, the global economy experienced an economic downturn and crisis in the global financial markets that produced illiquidity in the capital markets, market volatility, heightened exposure to interest rate and credit risks and reduced access to capital markets. If there is economic instability in the future, we may face restricted access to the capital markets or secured debt lenders, such as our revolving credit facilities. The decreased access to such resources could have a material adverse effect on our business, financial condition and results of operations.

Future adverse economic conditions or other developments may affect our customers’ ability to charter our vessels and pay for our services and may adversely affect our business and results of operations.

Future adverse economic conditions or other developments relating directly to our customers may lead to a decline in our customers’ operations or ability to pay for our services, which could result in decreased demand for our vessels and services. Our customers’ inability to pay for any reason could also result in their default on our current contracts and charters. The decline in the amount of services requested by our customers or their default on our contracts with them could have a material adverse effect on our business, financial condition and results of operations.

The results of our shuttle tanker operations in the North Sea are subject to seasonal fluctuations.

Due to harsh winter weather conditions, oil field operators in the North Sea typically schedule oil platform and other infrastructure repairs and maintenance during the summer months. Because the North Sea is one of our primary existing offshore oil markets, this seasonal repair and maintenance activity contributes to quarter-to-quarter volatility in our results of operations, as oil production typically is lower in the second and third quarters in this region compared with production in the first and fourth quarters. Because a portion of our North Sea shuttle tankers operate under contracts of affreightment, under which revenue is based on the volume of oil transported, the results of these shuttle tanker operations in the North Sea under these contracts generally reflect this seasonal production pattern. When we redeploy affected shuttle tankers as conventional oil tankers while platform maintenance and repairs are conducted, the overall financial results for the North Sea shuttle tanker operations may be negatively affected as the rates in the conventional oil tanker markets at times may be lower than contract of affreightment rates. In addition, we seek to coordinate some of the general dry-docking schedule of our fleet with this seasonality, which may result in lower revenues and increased dry-docking expenses during the summer months.

Our growth depends on our ability to expand relationships with existing customers and obtain new customers, for which we will face substantial competition.

One of our principal objectives is to enter into additional long-term, fixed-rate time charters and contracts of affreightment. The process of obtaining new long-term time charters and contracts of affreightment is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Shuttle tanker, FSO, FPSO, towage vessel and UMS contracts are awarded based upon a variety of factors relating to the vessel operator, including:

•	industry relationships and reputation for customer service and safety;

•	experience and quality of ship operations;

•	quality, experience and technical capability of the crew;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

We expect substantial competition for providing services for potential shuttle tanker, FSO, FPSO, towage vessel and UMS projects from a number of experienced companies, including state-sponsored entities. Our Aframax conventional tanker business also faces substantial competition from major oil companies, independent owners and operators and other sized tankers. Many of our competitors, including Teekay Corporation, which also may compete with us, have significantly greater financial resources than us. We anticipate that an increasing number of marine transportation companies — including many with strong reputations and extensive resources and experience — will enter the FSO and FPSO sectors. This increased competition may cause greater price competition for charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which would have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

Delays in the operational start-up of FPSO units, deliveries of newbuilding vessels or of conversions of existing vessels could harm our operating results.

The operational start-up of FPSO units or the deliveries of any newbuildings or of vessel conversions we may order could be delayed, which would delay our receipt of revenues under the charters or other contracts related to the units or vessels. In addition, under some charters we may enter into, if the operational start-up or our delivery of the newbuilding or converted vessel to our customer is delayed, we may be required to pay liquidated damages during the delay. For prolonged delays, the customer may terminate the charter and, in addition to the resulting loss of revenues, we may be responsible for substantial liquidated damages.

The operational start-up of FPSO units or completion and deliveries of newbuildings or of vessel conversions could be delayed because of:

•	quality or engineering problems, the risk of which may be increased with FPSO units due to their technical complexity;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	inability to finance the construction or conversion of the vessels; or

•	inability to obtain requisite permits or approvals.

If the operational start-up of an FPSO unit or the delivery of a vessel or of a conversion is materially delayed, it could adversely affect our results of operations and financial condition and our ability to make cash distributions.

Charter rates for towage vessels and conventional oil tankers may fluctuate substantially over time and may be lower when we are attempting to charter our towage vessels and recharter our conventional oil tankers, which could adversely affect operating results. Any changes in charter rates for shuttle tankers, FSO or FPSO units and UMS could also adversely affect redeployment opportunities for those vessels.

Our ability to charter our towage vessels will depend, among other things, the state of the towage market. Towage contracts are highly competitive and are based on the level of projects undertaken by the customer base. Our ability to recharter our conventional oil tankers following expiration of existing time-charter contracts and the rates payable upon any renewal or replacement charters will depend upon, among other things, the state of the conventional tanker market. Conventional oil tanker trades are highly competitive and have experienced significant fluctuations in charter rates based on, among other things, oil and vessel demand. For example, an oversupply of conventional oil tankers can significantly reduce their charter rates. There also exists some volatility in charter rates for shuttle tankers, FSO and FPSO units and UMS, which could affect our ability to charter or recharter these vessels at acceptable rates, if at all.

Over time, the value of our vessels may decline, which could adversely affect our operating results.

Vessel values for shuttle tankers, conventional oil tankers, FSO, and FPSO units, towage vessels and UMS can fluctuate substantially over time due to a number of different factors, including:

•	prevailing economic conditions in oil and energy markets;

•	a substantial or extended decline in demand for oil;

•	increases in the supply of vessel capacity;

•	competition from more technologically advanced vessels;

•	the cost of retrofitting or modifying existing vessels, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise; and

•	a decrease in oil reserves in the fields and other fields in which our FPSO units might otherwise be deployed.

Vessel values may decline from existing levels. If operation of a vessel is not profitable, or if we cannot re-deploy a vessel at attractive rates upon termination of its contract, rather than continue to incur costs to maintain and finance the vessel, we may seek to dispose of it. Our inability to dispose of the vessel at a reasonable value could result in a loss on its sale and adversely affect our results of operations and financial condition. Further, if we determine at any time that a vessel’s future useful life and earnings require us to impair its value on our financial statements, we may need to recognize a significant charge against our earnings.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. These regulatory measures include, among others, adoption of cap and trade regimes, carbon taxes, increased efficiency standards, and incentives or mandates for renewable energy. Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil industry relating to climate change may also adversely affect demand for our services. Although we do not expect that demand for oil will lessen dramatically over the short term, in the long term climate change may reduce the demand for oil or increased regulation of greenhouse gases may create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil industry could have a significant financial and operational adverse impact on our business that we cannot predict with certainty at this time.

We may be unable to make or realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results.

Our growth strategy includes selectively acquiring existing shuttle tankers, FSO and FPSO units, towage vessels and UMS, businesses that own or operate these types of vessels or businesses that provide services to the offshore oil and gas industry. Historically, there have been very few purchases of existing vessels and businesses in the FSO and FPSO segments. Factors that may contribute to a limited number of acquisition opportunities for FSO units and FPSO units in the near term include the relatively small number of independent FSO and FPSO fleet owners. In addition, competition from other companies, many of which have significantly greater financial resources than do we or Teekay Corporation, could reduce our acquisition opportunities or cause us to pay higher prices. We entered the long-haul ocean towage and offshore installation services business and the floating accommodation service business through our acquisitions of ALP Maritime Services B.V. and Logitel Offshore Holding AS in 2014.

Any acquisition of a vessel or business may not be profitable at or after the time of acquisition and may not generate cash flow sufficient to justify the investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition and operating results, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired; or

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Unlike newbuildings, existing vessels typically do not carry warranties as to their condition. While we generally inspect existing vessels prior to purchase, such an inspection would normally not provide us with as much knowledge of a vessel’s condition as we would possess if it had been built for us and operated by us during its life. Repairs and maintenance costs for existing vessels are difficult to predict and may be substantially higher than for vessels we have operated since they were built. These costs could decrease our cash flow and reduce our liquidity.

We may not be successful in our entry into the long-haul ocean towage and offshore installation market or the floating accommodation market. These markets have competitive dynamics that may differ from markets in which we already participate, and we may be unsuccessful in securing contracts for the UMS and towage vessels which are currently unchartered, gaining acceptance in these markets from customers or competing against other companies with more experience or larger fleets or resources in these markets. We also may not be successful in employing the HiLoad DP unit on contracts sufficient to recover our investment in the unit following its rejection by Petrobras.

Our substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations.

Because our operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we engage in business, including Brazil, or where our vessels are registered. Any disruption caused by these factors could harm our business, including by reducing the levels of oil exploration, development and production activities in these areas. We derive some of our revenues from shipping oil from politically unstable regions, in particular, our operations in South America. Conflicts in these regions have included attacks on ships and other efforts to disrupt shipping. Hostilities or other political instability in regions where we operate or where we may operate could have a material adverse effect on the growth of our business, results of operations and financial condition and ability to make cash distributions. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries in Southeast Asia or elsewhere as a result of terrorist attacks, hostilities or otherwise may limit trading activities with those countries, which could also harm our business and ability to make cash distributions. Finally, a government could requisition one or more of our vessels, which is most likely during war or national emergency. Any such requisition would cause a loss of the vessel and could harm our cash flow and financial results.

Marine transportation is inherently risky, particularly in the extreme conditions in which many of our vessels operate. An incident involving significant loss of product or environmental contamination by any of our vessels could harm our reputation and business.

Vessels and their cargoes and oil production facilities we service are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	bad weather;

•	mechanical failures;

•	grounding, capsizing, fire, explosions and collisions;

•	piracy;

•	human error; and

•	war and terrorism.

A portion of our shuttle tanker fleet and the Petrojarl Varg and Voyageur Spirit FPSO units operate in the North Sea. Harsh weather conditions in this region and other regions in which our vessels operate may increase the risk of collisions, oil spills, or mechanical failures.

An accident involving any of our vessels could result in any of the following:

•	death or injury to persons, loss of property or damage to the environment and natural resources;

•	delays in the delivery of cargo;

•	loss of revenues from charters or contracts of affreightment;

•	liabilities or costs to recover any spilled oil or other petroleum products and to restore the eco-system affected by the spill;

•	governmental fines, penalties or restrictions on conducting business;

•	higher insurance rates; and

•	damage to our reputation and customer relationships generally.

Any of these results could have a material adverse effect on our business, financial condition and operating results. In addition, any damage to, or environmental contamination involving, oil production facilities serviced could suspend that service and result in loss of revenues.

Our insurance may not be sufficient to cover losses that may occur to our property or as a result of our operations.

The operation of shuttle tankers, conventional oil tankers, FSO and FPSO units, towage vessels and UMS, is inherently risky. All risks may not be adequately insured against, and any particular claim may not be paid by insurance. In addition, substantially all of our vessels are not insured against loss of revenues resulting from vessel off-hire time, based on the cost of this insurance compared to our off-hire experience. Any significant off-hire time of our vessels could harm our business, operating results and financial condition. Any claims relating to our operations covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain insurance coverage is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves.

We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A catastrophic oil spill or marine disaster could exceed the insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, the insurance may be voidable by the insurers as a result of certain actions, such as vessels failing to maintain certification with applicable maritime self-regulatory organizations.

Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult to obtain. In addition, the insurance that may be available may be significantly more expensive than existing coverage.

We may experience operational problems with vessels that reduce revenue and increase costs.

Shuttle tankers, FSO and FPSO units, towage vessels and UMS are complex and their operations are technically challenging. Marine transportation and oil production operations are subject to mechanical risks and problems. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could harm our business, financial condition and operating results.

Terrorist attacks, piracy, increased hostilities or war could lead to further economic instability, increased costs and disruption of business.

Terrorist attacks, piracy and the current conflicts in the Middle East, and other current and future conflicts, may adversely affect our business, operating results, financial condition, and ability to raise capital and future growth. Continuing hostilities in the Middle East may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability and disruption of oil production and distribution, which could result in reduced demand for our services.

In addition, oil facilities, shipyards, vessels, pipelines, oil fields or other infrastructure could be targets of future terrorist attacks and our vessels could be targets of pirates or hijackers. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil to or from certain locations. Terrorist attacks, war, piracy, hijacking or other events beyond our control that adversely affect the distribution, production or transportation of oil to be shipped by us could entitle customers to terminate the charters and impact the use of shuttle tankers under contracts of affreightment, which would harm our cash flow and business.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and the Indian Ocean off the coast of Somalia. While there continue to be significant numbers of piracy incidents in the Gulf of Aden and Indian Ocean, recently there have been increases in the frequency and severity of piracy incidents off the coast of West Africa. If these piracy attacks result in regions in which our vessels are deployed being named on the Joint War Committee Listed Areas, war risk insurance premiums payable for such coverage can increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent we employ on-board security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, hijacking as a result of an act of piracy against our vessels, or an increase in cost or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

The offshore shipping and storage industry is subject to substantial environmental and other regulations, which may significantly limit operations or increase expenses.

Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in international waters, the jurisdictional waters of the countries in which our vessels operate, as well as the countries of our vessels’ registration, including those governing oil spills, discharges to air and water, and the handling and disposal of hazardous substances and wastes. Many of these requirements are designed to reduce the risk of oil spills and other pollution. In addition, we believe that the heightened environmental, quality and security concerns of insurance underwriters, regulators and charterers will lead to additional regulatory requirements, including enhanced risk assessment and security requirements and greater inspection and safety requirements on vessels. We expect to incur substantial expenses in complying with these laws and regulations, including expenses for vessel modifications and changes in operating procedures.

These requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in, certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, in the event that there is a release of petroleum or hazardous substances from our vessels or otherwise in connection with our operations. We could also become subject to personal injury or property damage claims relating to the release of or exposure to hazardous materials associated with our operations. In addition, failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations, including, in certain instances, seizure or detention of our vessels.

Exposure to currency exchange rate fluctuations results in fluctuations in cash flows and operating results.

We currently are paid partly in Norwegian Kroner under some of our time charters and contracts of affreightment. In addition, we and our operating subsidiaries have entered into services agreements with certain subsidiaries of Teekay Corporation pursuant to which those subsidiaries provide to us administrative services and to our operating subsidiaries managerial, operational and administrative services. Under the services agreements, the applicable subsidiaries of Teekay Corporation are paid in U.S. Dollars for reasonable direct and indirect expenses incurred in providing the services. A substantial majority of those expenses are in Norwegian Kroner. Fluctuating exchange rates may result in increased or decreased payments by us under the services agreements if the strength of the U.S. Dollar declines or inclines, respectively, relative to the Norwegian Kroner. We have entered into foreign currency forward contracts to economically hedge portions of our forecasted expenditures denominated in Norwegian Kroner. We also incur interest expense on our Norwegian Kroner-denominated bonds. We have entered into cross-currency swaps to economically hedge the foreign exchange risk on the principal and interest payments on our Norwegian Kroner bonds.

Many seafaring employees are covered by collective bargaining agreements and the failure to renew those agreements or any future labor agreements may disrupt operations and adversely affect our cash flows.

A significant portion of Teekay Corporation’s seafarers that crew certain of our vessels and Norwegian-based onshore operational staff that provide services to us are employed under collective bargaining agreements. Teekay Corporation may become subject to additional labor agreements in the future. Teekay Corporation may suffer labor disruptions if relationships deteriorate with the seafarers or the unions that represent them. The collective bargaining agreements may not prevent labor disruptions, particularly when the agreements are being renegotiated. Salaries are typically renegotiated annually or bi-annually for seafarers and annually for onshore operational staff and higher compensation levels will increase our costs of operations. Although these negotiations have not caused labor disruptions in the past, any future labor disruptions could harm our operations and could have a material adverse effect on our business, results of operations and financial condition and ability to make cash distributions.

Teekay Corporation may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business, or may have to pay substantially increased costs for its employees and crew.

Our success depends in large part on Teekay Corporation’s ability to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense, and crew manning costs continue to increase. If we are not able to increase our rates to compensate for any crew cost increases, our financial condition and results of operations may be adversely affected. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business.

Risks Inherent in an Investment in Us

Teekay Corporation and its affiliates may engage in competition with us.

Teekay Corporation and its affiliates may engage in competition with us. Pursuant to an omnibus agreement we entered into in connection with our initial public offering, Teekay Corporation, Teekay LNG Partners L.P. (NYSE: TGP) and their respective controlled affiliates (other than us and our subsidiaries) generally have agreed not to engage in, acquire or invest in any business that owns, operates or charters (a) dynamically-positioned shuttle tankers (other than those operating in the conventional oil tanker trade under contracts with a remaining duration of less than three years, excluding extension options), (b) FSO units or (c) FPSO units (collectively “Offshore Vessels”) without the consent of our general partner. The omnibus agreement, however, allows Teekay Corporation, Teekay LNG Partners L.P. and any of such controlled affiliates to:

•	own, operate and charter Offshore Vessels if the remaining duration of the time charter or contract of affreightment for the vessel, excluding any extension options, is less than three years;

•	own, operate and charter Offshore Vessels and related time charters or contracts of affreightment acquired as part of a business or package of assets and operating or chartering those vessels if a majority of the value of the total assets or business acquired is not attributable to the Offshore Vessels and related contracts, as determined in good faith by Teekay Corporation’s Board of Directors or the conflicts committee of the Board of Directors of Teekay LNG Partners L.P.’s general partner, as applicable; however, if at any time Teekay Corporation or Teekay LNG Partners L.P. completes such an acquisition, it must, within 365 days of the closing of the transaction, offer to sell the Offshore Vessels and related contracts to us for their fair market value plus any additional tax or other similar costs to Teekay Corporation or Teekay LNG Partners L.P. that would be required to transfer the vessels and contracts to us separately from the acquired business or package of assets; or

•	own, operate and charter Offshore Vessels and related time charters and contracts of affreightment that relate to tenders, bids or awards for an offshore project that Teekay Corporation or any of its subsidiaries submits or receives; however, at least 365 days after the delivery date of any such Offshore Vessel, Teekay Corporation must offer to sell the vessel and related time charter or contract of affreightment to us, with the vessel valued (a) for newbuildings originally contracted by Teekay Corporation, at its “fully-built-up cost” (which represents the aggregate expenditures incurred (or to be incurred prior to delivery to us) by Teekay Corporation to acquire, construct and/or convert and bring such Offshore Vessel to the condition and location necessary for our intended use, plus project development costs for completed projects and projects that were not completed but, if completed, would have been subject to an offer to us) and (b) for any other vessels, Teekay Corporation’s cost to acquire a newbuilding from a third party or the fair market value of an existing vessel, as applicable, plus in each case any subsequent expenditures that would be included in the “fully-built-up cost” of converting the vessel prior to delivery to us.

If we decline the offer to purchase the Offshore Vessels and time charters described above, Teekay Corporation or Teekay LNG Partners L.P., as applicable, may own and operate the Offshore Vessels, but may not expand that portion of its business.

In addition, pursuant to the omnibus agreement, Teekay Corporation, Teekay LNG Partners L.P. and any of their respective controlled affiliates (other than us and our subsidiaries) may:

•	acquire, operate and charter Offshore Vessels and related time charters and contracts of affreightment if our general partner has previously advised Teekay Corporation or Teekay LNG Partners L.P. that our general partner’s Board of Directors has elected, with the approval of its Conflicts Committee, not to cause us or our controlled affiliates to acquire or operate the vessels and related time charters and contracts of affreightment;

•	acquire up to a 9.9% equity ownership, voting or profit participation interest in any publicly-traded company that engages in, acquires or invests in any business that owns or operates or charters Offshore Vessels and related time charters and contracts of affreightment;

•	provide ship management services relating to owning, operating or chartering Offshore Vessels and related time charters and contracts of affreightment; or

•	own a limited partner interest in Teekay Offshore Operating L.P. (or OPCO) or own shares of Teekay Petrojarl.

If there is a change of control of Teekay Corporation or of the general partner of Teekay LNG Partners L.P., the non-competition provisions of the omnibus agreement may terminate, which termination could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions.

Our general partner and its other affiliates own a controlling interest in us and have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to those of unitholders.

As at December 31, 2014, Teekay Corporation indirectly owns the 2.0% general partner interest and a 25.8% limited partner interest in us and controls our general partner, which controls us. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our common unitholders and owes a contractual duty of good faith and fair dealing to holders of our Series A Preferred Units and Series B Preferred Units, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Teekay Corporation. Furthermore, certain directors and officers of our general partner are directors or officers of affiliates of our general partner. Conflicts of interest may arise between Teekay Corporation and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•	neither our partnership agreement nor any other agreement requires Teekay Corporation or its affiliates (other than our general partner) to pursue a business strategy that favors us or utilizes our assets, and Teekay Corporation’s officers and directors have a fiduciary duty to make decisions in the best interests of the stockholders of Teekay Corporation, which may be contrary to our interests;

•	the Chief Executive Officer, the Chief Financial Officer and one of the directors of our general partner also serve as officers, management or directors of Teekay Corporation and, for two of such individuals, the general partner of Teekay LNG Partners L.P.;

•	our general partner is allowed to take into account the interests of parties other than us, such as Teekay Corporation, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•	our general partner has limited its liability and reduced its fiduciary duties under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders and unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner, all as set forth in our partnership agreement;

•	our general partner determines the amount and timing of our asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

•	in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions (in each case to affiliates of Teekay Corporation);

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase partnership securities of a certain class or series (other than Series A Preferred Units and Series B Preferred Units) if it and its affiliates own more than 80.0% of the then issued and outstanding partnership securities of such class;

•	our general partner controls the enforcement of obligations owed to us by it and its affiliates; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Neither our general partner nor its directors, officers or affiliates owes any fiduciary duties to holders of Series B Preferred Units other than a contractual duty of good faith and fair dealing.

The fiduciary duties of the officers and directors of our general partner may conflict with those of the officers and directors of Teekay Corporation.

Our general partner’s officers and directors have fiduciary duties to our common unitholders to manage our business in a manner beneficial to us and our partners. However, the Chief Executive Officer and Chief Financial Officer and all of the non-independent directors of our general partner also serve as executive officers or directors of Teekay Corporation. Consequently, these officers and directors may encounter situations in which their fiduciary obligations to Teekay Corporation, on one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in the best interest of us or our common unitholders. Our general partner’s officers and directors do not owe any fiduciary duties to holders of Series B Preferred Units other than limited contractual duties of good faith and fair dealing.

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity are made by its sole owner, Teekay Corporation, and not by the board of directors of our general partner. Examples include the exercise of its call right, its voting rights with respect to the common units it owns, its registration rights and its determination whether to consent to any merger or consolidation of the partnership;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests (which definition of good faith does not apply to the contractual duty of good and fair dealing we owe to holders of Series B Preferred Units);

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of common unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

In order to become a limited partner of our partnership, a Series B Preferred unitholder agrees to be bound by the provisions in the partnership agreement, including provisions that provide that neither our general partner nor its directors, officers or affiliates owes any fiduciary duties to holders of Series B Preferred Units other than a contractual duty of good faith and fair dealing.

Fees and cost reimbursements, which our general partner determines for services provided to us, are substantial and reduce our cash available for distribution to our unitholders.

Prior to making any distribution to unitholders, we pay fees for services provided to us and our operating subsidiaries by certain subsidiaries of Teekay Corporation, and we reimburse our general partner for all expenses it incurs on our behalf. These fees are negotiated on our behalf by our general partner, and our general partner also determines the amounts it is reimbursed. These fees and expenses include all costs incurred in providing certain advisory, ship management, technical and administrative services to us and our operating subsidiaries. The payment of fees to Teekay Corporation and reimbursement of expenses to our general partner could adversely affect our ability to pay cash distributions to unitholders.

Our general partner, which is owned and controlled by Teekay Corporation, makes all decisions on our behalf, subject to the limited voting rights of our unitholders. Even if public unitholders are dissatisfied, they cannot remove our general partner without Teekay Corporation’s consent.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors and have no right to elect our general partner or its board of directors on an annual or other continuing basis, subject to the limited rights of the holders of Series B Preferred Units to elect one director, which are described below. Teekay Corporation, which owns and controls our general partner, appoints our general partner’s board of directors. Our general partner makes all decisions on our behalf. If the unitholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. As a result of these limitations, the price at which the Series B Preferred Units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

In the event that six quarterly distributions, whether consecutive or not, payable on Series B Preferred Units or any other parity securities are in arrears, the holders of Series B Preferred Units will have the right, voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series A Preferred Units), to elect one additional director to serve on our general partner’s board of directors, and the size of our general partner’s board of directors will be increased as needed to accommodate such change (unless the holders of Series B Preferred Units and Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of our general partner’s board of directors, and such director continues then to serve on the board of directors). Distributions payable on the Series B Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date are not paid on all outstanding Series B Preferred Units. The right of such holders of Series B Preferred Units to elect a member of our general partner’s board of directors will continue until such time as all accumulated and in arrears on the Series B Preferred Units have been paid in full. Certain other limited protective voting rights described in this prospectus under “Description of Series B Preferred Units—Voting Rights.”

The vote of the holders of at least 66 2/3% of all outstanding common units voting together as a single class is required to remove the general partner.

In addition, unitholders’ voting rights are further restricted by our partnership agreement provision providing that any units held by a person that owns 20% or more of any class or series of units then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. This loss of voting rights does not apply to the Series B Preferred Units. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

The control of our general partner may be transferred to a third party without unitholder consent.

On or after December 31, 2016, our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. In the event of any such transfer, the new members of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to unitholders.

Our partnership agreement requires our general partner to deduct from our available cash reserves that it determines are necessary to fund our future operating expenditures. These reserves affect the amount of cash available for distribution by us to our unitholders. In addition, our partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance capital expenditures, as opposed to actual expenditures, which could reduce the amount of available cash for distribution.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions may reduce the amount of working capital borrowings we can make for operating our business.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under the Marshall Islands Limited Partnership Act (or Marshall Islands Act), we may not make a distribution to unitholders to the extent that at the time of the distribution, after giving effect to the distribution, all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of ours, exceed the fair value of our assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Purchasers of units who become limited partners are liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement.

We have been organized as a limited partnership under the laws of the Republic of The Marshall Islands, which does not have a well-developed body of partnership law.

Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make the laws of the Marshall Islands, with respect to the subject matter of the Marshall Islands Act, uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Islands Act or decisions of certain Marshall Islands courts the non-statutory law (or case law) of the courts of the State of Delaware is adopted as the law of the Marshall Islands. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware courts. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a limited partnership formed in the United States.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Bermuda, Norway and Singapore. In addition, our general partner is a Marshall Islands limited liability company and a majority of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our general partner or its directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read “Service of Process and Enforcement of Civil Liabilities.”

Tax Risks

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for such purposes in any taxable year for which either (a) at least 75% of its gross income consists of “passive income” or (b) at least 50% of the average value of the entity’s assets is attributable to assets that produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended (or the Code). However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not we are not a PFIC based on representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to determine that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders”) held Series B Preferred Units, such U.S. Holder would face adverse

U.S. federal income tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. Holders if we are treated as a PFIC, please read “Material U.S. Federal Income Tax Considerations—United States Federal Income Taxation of U.S. Holders—Consequences of Possible PFIC Classification” beginning on page S-86 of this prospectus supplement.

We may be subject to taxes, which reduces our cash available for distribution to partners.

We or our subsidiaries are subject to tax in certain jurisdictions in which we or our subsidiaries are organized, own assets or have operations, which reduces the amount of our cash available for distribution. In computing our tax obligations in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions, the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. For example, authorities in Norway have asserted certain positions that may result in additional tax imposed on our subsidiaries in Norway. We have established reserves in our financial statements that we believe are adequate to cover our liability for any such additional taxes. We cannot assure you, however, that such reserves will be sufficient to cover any additional tax liability that may be imposed on our Norwegian subsidiaries. In addition, changes in our operations or ownership could result in additional tax being imposed on us or on our subsidiaries in jurisdictions in which operations are conducted. For example, Teekay Corporation indirectly owns less than 50% of the value of our outstanding units and therefore we believe that we do not satisfy the requirements of the exemption from U.S. taxation under Section 883 of the Code and our U.S. source income is subject to taxation under Section 887 of the Code. The amount of such tax will depend upon the amount of income we earn from voyages into or out of the United States, which is not within our complete control.

Series B Preferred unitholders may be subject to income tax in one or more non-U.S. countries, including Canada, as a result of owning our Series B Preferred Units if, under the laws of any such country, we are considered to be carrying on business there. Such laws may require Series B Preferred unitholders to file a tax return with, and pay taxes to, those countries.

We intend that our affairs and the business of each of our subsidiaries is conducted and operated in a manner that minimizes foreign income taxes or which may be imposed upon you as a result of owning our Series B Preferred Units. However, there is a risk that Series B Preferred unitholders will be subject to tax in one or more countries, including Canada, as a result of owning our Series B Preferred units if, under the laws of any such country, we are considered to be carrying on business there. If Series B Preferred unitholders are subject to tax in any such country, Series B Preferred unitholders may be required to file a tax return with, and pay taxes to, that country based on their allocable share of our income. We may be required to reduce distributions to Series B Preferred unitholders on account of any withholding obligations imposed upon us by that country in respect of such allocation to Series B Preferred unitholders. The United States may not allow a tax credit for any foreign income taxes that Series B Preferred unitholders directly or indirectly incur.

USE OF PROCEEDS

We will receive net proceeds of approximately $120.8 million (after deducting underwriting discounts and estimated offering expenses) from the issuance of 5,000,000 Series B Preferred Units in this offering. We will receive total net proceeds of approximately $139.0 million if the underwriters exercise in full their option to purchase 750,000 additional Series B Preferred Units.

We intend to use the net proceeds from this offering for general partnership purposes, including the funding of newbuilding installments, capital conversion projects and the acquisitions of vessels that Teekay Corporation has offered or may offer to us, which may include funding our acquisition of the Knarr FPSO unit from Teekay Corporation.

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth the historical ratio of our consolidated earnings to our consolidated fixed charges and the ratio of our consolidated earnings to our consolidated fixed charges and preferred unit distributions for the periods indicated.

	Year ended December 31,
	2014	2013	2012	2011		2010
Ratio of earnings to fixed charges (1)	1.2x	1.7x	2.9x	—	(2)	1.7x
Ratio of earnings to fixed charges and preferred unit distributions (1)	1.1x	1.6x	2.9x	—	(2)	1.7x

(1)	This data is unaudited for all periods presented. For purposes of computing these ratios, earnings is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, and subtracting interest capitalized. Fixed charges represent (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) interest within time-charter hire expense. Preferred unit distributions represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preferred units and is computed as the amount of (x) the distribution divided by (y) the result of one minus the effective income tax rate applicable to continuing operations. No preferred units were outstanding during any of 2010, 2011 or 2012. We issued Series A Preferred Units in 2013.
(2)	For the year ended December 31, 2011, the ratio of earnings to fixed charges and to fixed charges and preferred unit distributions were in each case less than 1.0x. The amount of the deficiency in each case was $89.7 million.

CAPITALIZATION

The following table sets forth our capitalization, as of December 31, 2014, on a historical basis and on an as adjusted basis to give effect to this offering and the application of the estimated net proceeds therefrom as described under “Use of Proceeds.”

The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our 2014 Annual Report, which is incorporated by reference herein.

	As of December 31, 2014
	Actual	As Adjusted(1)
	(in thousands)
Total cash and cash equivalents	$252,138	$372,951

Long-term debt, including current portion (2)	$2,436,023	$2,436,023
Equity:
Non-controlling interest	47,850	47,850
Partners’ equity	755,003	875,816

Total capitalization	$3,238,876	$3,359,689

(1)	Assumes the underwriters have not exercised their option to purchase additional units.
(2)	Excludes additional indebtedness of $307 million drawn in the first quarter of 2015 to complete the acquisition of one UMS and three long-haul towage vessels.

DESCRIPTION OF SERIES B PREFERRED UNITS

The following description of the Series B Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our third amended and restated partnership agreement (or the partnership agreement), which is incorporated by reference into this prospectus, and sets forth the terms of the Series B Preferred Units. A copy of the partnership agreement may be obtained from us as described under “Where You Can Find More Information.”

General

The Series B Preferred Units offered hereby are a new series of preferred units. Upon completion of this offering, there will be 5,000,000 Series B Preferred Units issued and outstanding (or 5,750,000 Series B Preferred Units issued and outstanding if the underwriters exercise in full their option to purchase additional units). We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units and Junior Securities (each as defined under “Summary—The Offering—Ranking”) and, subject to the limitations described under “—Voting Rights,” Senior Securities and Parity Securities (as defined under “Summary—The Offering—Ranking”).

The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our general partner’s board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders any class or series of limited partner interests (including the Series B Preferred Units) having preferential rights to receive distributions of our assets.

The Series B Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our general partner’s board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus, the Series B Preferred Units offered hereby will be fully paid and nonassessable. Each Series B Preferred Unit will have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series B Preferred Units offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series B Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

The Series B Preferred Units will not be convertible into common units or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units will be subject to redemption, in whole or in part, at our option commencing on April 20, 2020. Please read “—Redemption.”

We have appointed Computershare as the paying agent (or the Paying Agent), and the registrar and transfer agent (or the Registrar and Transfer Agent) for the Series B Preferred Units. The address of the Paying Agent is 250 Royall Street, Canton MA 02021.

Ranking

In addition to our Series B Preferred Units, we have established one other series of preferred units. As of the date of this prospectus, a total of 6,000,000 Series A Preferred Units are issued and outstanding. The Series A Preferred Units are redeemable by us at any time on or after April 30, 2018 and distributions accrue at a rate of 7.25% per annum per $25.00 of liquidation preference per unit.

The Series B Preferred Units will, with respect to anticipated quarterly distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Securities (including our common units);

•	on a parity with the Parity Securities (including the Series A Preferred Units); and

•	junior to the Senior Securities.

Under the partnership agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. Our general partner’s board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our general partner’s board of directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series A Preferred Units and Series B Preferred Units will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per unit in cash plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common units or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series A Preferred Units, Series B Preferred Units and any other Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Units, Series B Preferred Units and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series A Preferred Units and Series B Preferred Units and other Parity Securities, our remaining assets and funds will be distributed among the holders of the common units and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly distributions, whether consecutive or not, payable on the Series B Preferred Units are in arrears, the holders of the Series B Preferred Units will have the right, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series A Preferred Units), to elect one member of our general partner’s board of directors, and the size of our general partner’s board of directors will be increased as needed to accommodate such change (unless the holders of Series B Preferred Units and Parity Securities upon which like voting rights have been conferred, voting as a class, have previously elected a member of our general partner’s board of directors, and such director continues then to serve on the board of directors). Distributions payable on the Series B Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preferred Units. The right of such holders of Series B Preferred Units to elect a member of our general partner’s board of directors will continue until such time as all distributions accumulated and in arrears on the Series B Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly distributions as described above. Upon any termination of the right of the holders of the Series B Preferred Units and any other Parity Securities (including the Series A Preferred Units) to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series B Preferred Units and any other Parity Securities (including the Series A Preferred Units) shall each be entitled to one vote per director on any matter before our general partner’s board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, we may not adopt any amendment to our partnership agreement that has a material adverse effect on the existing terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series A Preferred Units), we may not:

•	issue any Parity Securities or Senior Securities if the cumulative dividends payable on outstanding Series B Preferred Units are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series B Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote. As of the date of this prospectus supplement, there were 6,000,000 Series A Preferred Units outstanding. The Series B Preferred Units will represent approximately 45.5% of the total voting power of the Series A Preferred Units and the Series B Preferred Units (assuming the underwriters do not exercise their option to purchase additional Series B Preferred Units). Assuming that we issue 5,750,000 Series B Preferred Units in this offering (assuming the underwriters exercise in full their option to purchase additional units), the Series B Preferred Units will represent approximately 48.9% of the total voting power of the Series A Preferred Units and the Series B Preferred Units.

The Series A Preferred Units have identical voting rights as the Series B Preferred Units.

Series B Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Series B Preferred Units will be entitled to receive, when, as and if declared by our general partner’s board of directors out of legally available funds for such purpose, cumulative cash distributions from April 20, 2015.

Distribution Rate

Distributions on Series B Preferred Units will be cumulative, from April 20, 2015, and payable on each Distribution Payment Date, commencing on August 15, 2015, when, as and if declared by our general partner’s board of directors or any authorized committee thereof out of legally available funds for such purpose. The initial distribution on the Series B Preferred Units will be payable on August 15, 2015 in an amount equal to $0.6788 per unit. Distributions on the Series B Preferred Units will accrue at a rate of 8.50% per annum per $25.00 stated liquidation preference per Series B Preferred Unit.

Distribution Payment Dates

The “Distribution Payment Dates” for the Series B Preferred Units will be each February 15, May 15, August 15 and November 15, commencing August 15, 2015. Distributions will accumulate in each distribution period from and including the preceding Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Distribution Payment Date for such distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series B Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Distributions

Not later than the close of business, New York City time, on each Distribution Payment Date, we will pay those distributions, if any, on the Series B Preferred Units that have been declared by our general partner’s board of directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (or Record Date) will be the fifth Business Day immediately preceding the applicable Distribution Payment Date, except that in the case of payments of distributions in arrears, the Record Date with respect to a Distribution Payment Date will be such date as may be designated by our general partner’s board of directors in accordance with our partnership agreement, as amended.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depository, declared distributions will be paid to the Securities Depository in same-day funds on each Distribution Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners.

No distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our general partner’s board of directors and paid on any date fixed by our general partner’s board of directors, whether or not a Distribution Payment Date, to holders of the Series B Preferred Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) are paid, any partial payment will be made pro rata with respect to the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series B Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “—Distributions—Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series B Preferred Units.

Redemption

Optional Redemption

Commencing on April 20, 2020, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (3) the redemption price, (4) the place where the Series B Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depository shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series B Preferred Units are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series B Preferred Units to be redeemed, and the Securities Depository will determine the number of Series B Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Units for its own account). A participant may determine to redeem Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming Series B Preferred Units from the accounts of other beneficial owners.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the units to be redeemed), and the holders of any units so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Units, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series B Preferred Units entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series B Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series B Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Units.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units ) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities (including the Series A Preferred Units) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and any Parity Securities (including the Series A Preferred Units). Common units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We, our general partner, and our general partner’s officers and directors, will not owe any fiduciary duties to holders of the Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.

Book-Entry System

All Series B Preferred Units offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series B Preferred Units offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series B Preferred Units offered hereby will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Units will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series B Preferred Units, each purchaser of Series B Preferred Units must rely on (1) the procedures of the Securities Depository and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Units and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series B Preferred Units.

So long as the Securities Depository (or its nominee) is the sole holder of the Series B Preferred Units, no beneficial holder of the Series B Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Units, whether as a holder of the Series B Preferred Units for its own account or as a nominee for another holder of the Series B Preferred Units.

THE PARTNERSHIP AGREEMENT

The following is a description of certain material terms of our partnership agreement, as amended. For additional information, we refer you to our partnership agreement, which is incorporated by reference herein.

Organization and Duration

We were organized on August 31, 2006 under the Marshall Islands Limited Partnership Act (or the Marshall Islands Act) and have perpetual existence.

Purpose

Our partnership agreement provides that we may directly or indirectly engage in business activities approved by our general partner, including owning interests in subsidiaries through which we conduct operations. Although our general partner has the ability to cause us to engage in activities other than the marine transportation, processing and storage of crude oil, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. Our general partner owes a contractual duty of good faith and fair dealing to the holders of Series B Preferred Units pursuant to our partnership agreement. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires any limited partner interest from another limited partner, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

No holder of common units, Series A Preferred Units or Series B Preferred Units is obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

Holders of the Series B Preferred Units generally have no voting rights. However, the consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, is required prior to any amendment to our partnership agreement that would have a material adverse effect on the existing terms of the Series B Preferred Units. In addition, unless we receive the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities (including holders of our Series A Preferred Units), we may not (i) issue any Parity Securities if the cumulative distributions on Series B Preferred Units are in arrears or (ii) create or issue any Senior Securities. Distributions payable on the Series B Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preferred Units. Please read “Description of Series B Preferred Units—Voting Rights.”

The following matters require the common unitholder vote specified below. Matters requiring the approval of a “common unit majority” require the approval of a majority of our common units.

In voting their common units or any Series A Preferred Units or Series B Preferred Units they may hold, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or our unitholders, including any duty to act in good faith or in the best interests of us and our unitholders.

Action	Common Unitholder Approval Required
Issuance of additional common units or other limited partner interests	No approval rights.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our common unitholders. Other amendments generally require the approval of a common unit majority. Please read “—Amendment of Our Partnership Agreement” below.

Merger of our partnership or the sale of all or substantially all of our assets	Common unit majority. Please read “—Merger, Sale or Other Disposition of Assets” below.

Dissolution of our partnership	Common unit majority. Please read “—Termination and Dissolution” below

Reconstitution of our partnership upon dissolution	Common unit majority. Please read “—Termination and Dissolution” below.

Withdrawal of our general partner	Under most circumstances, the approval of a majority of our common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2016 in a manner which would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner” below.

Removal of our general partner	Not less than 66 2/3% of our outstanding common units, voting as a single class, including common units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner” below.

Transfer of the general partner interest in us	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our common unitholders or other limited partners to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of our common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2016. Please read “—Transfer of General Partner Interest” below.

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of our common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2016. Please read “—Transfer of Incentive Distribution Rights” below.

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in General Partner” below.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Marshall Islands Act, then our limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe, based on the limited partner’s conduct, that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, an assignee of partnership interests who becomes a limited partner of a limited partnership is liable for the obligations of the assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time the assignee became a limited partner and that could not be ascertained from the partnership agreement.

Maintenance of limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our ownership or control of operating subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions determined by our general partner, without the approval of our unitholders, other than the limited approval rights of the holders of the Series B Preferred Units described under “Description of Series B Preferred Units—Voting Rights.”

We may fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units, Series A Preferred Units or Series B Preferred Units we may issue will be entitled to share equally with the then-existing holders of our common units, Series A Preferred Units or Series B Preferred Units, as applicable, in distributions. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership securities interests that, as determined by our general partner, have special voting or other rights to which our common units, Series A Preferred Units or Series B Preferred Units are not entitled.

Our general partner’s 2% general partner interest entitles it to receive 2% of all quarterly distributions that we make in respect of our common units prior to liquidation. Upon issuance of certain additional partnership securities (including our common units, but excluding our Series A Preferred Units and Series B Preferred Units), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its general partner interest in us at the same percentage level as before the issuance. Our general partner’s 2% interest in us will thus be reduced if we issue certain additional partnership securities and our general partner does not elect to maintain its 2% general partner interest. Our general partner’s 2% interest does not entitle it to receive any portion of distributions made in respect of the Series A Preferred Units and Series B Preferred Units and our general partner’s interest will not be affected by the issuance of the Series B Preferred Units or any additional Series A Preferred Units. Our general partner and its affiliates also have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest in us, including its interest represented by common units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of our common unitholders to consider and vote upon the proposed amendment. In addition, holders of Series B Preferred Units must approve certain amendments as described under “Description of Series B Preferred Units—Voting Rights.” Except as we describe below, or for amendments that require Series B Preferred Unit approval or approval of Series B Preferred Units voting as a class together with any other Parity Securities (including Series A Preferred Units), an amendment must be approved by a majority of outstanding common units.

Prohibited Amendments

No amendment may be made that would:

(1) increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class or series of limited partner interests so affected;

(2) increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option;

(3) change the term of our partnership;

(4) provide that our partnership is not dissolved upon an election to dissolve our partnership by our general partner that is approved by the holders of a majority of outstanding common units; or

(5) give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of the holders of a majority of outstanding common units.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates).

No Limited Partner Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in our name or the location of our principal place of business, registered agent or registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any jurisdiction;

(4) an amendment that is necessary, upon the advice of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities (subject to the limited approval rights of holders of Series B Preferred Units described under “Description of Series B Preferred Units—Voting Rights”);

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) certain mergers or conveyances as set forth in our partnership agreement; or

(11) any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner (subject to the limited approval rights of holders of Series B Preferred Units and the holders of other Parity Securities, including the Series A Preferred Units, described under “Description of Series B Preferred Units—Voting Rights”) if our general partner determines that those amendments:

(1) do not adversely affect our limited partners (or any particular class or series of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by our general partner relating to splits or combinations of our limited partner interests under the provisions of our partnership agreement; or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our limited partners if one of the amendments described above under “—No Limited Partner Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of our outstanding partnership securities voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class or series of outstanding limited partner interests (other than Series A Preferred Units or Series B Preferred Units) in relation to other classes or series of limited partner interests will require the approval of at least a majority of the type or class or series of units so affected; provided, however, that any amendment that would have a material adverse effect on the existing terms of the Series A Preferred Units or Series B Preferred Units will require the approval of at least two-thirds of the outstanding Series A Preferred Units or Series B Preferred Units, respectively. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding interests constitute not less than the voting requirement sought to be reduced.

Merger, Sale, or Other Disposition of Assets

A merger or consolidation of us requires the consent of our general partner, in addition to the approval of the holders of common units representing a majority of outstanding common units. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners; provided, however, that our general partner owes a contractual duty of good faith and fair dealing to holders of the Series A Preferred Units and Series B Preferred Units pursuant to our partnership agreement. In addition, our partnership agreement generally prohibits our general partner, without common unitholder approval, from causing us to sell, exchange, or otherwise dispose of all or substantially all of our assets. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without limited partner approval.

If conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity.

Our limited partners are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by the holders of a majority of outstanding common units;

(2) the absence of any limited partners, unless the partnership is continued without dissolution in accordance with the Marshall Islands Act;

(3) the entry of a decree of judicial dissolution of us; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a majority of outstanding common units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as general partner an entity approved by the holders of a majority of outstanding common, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in our partnership agreement. The liquidation rights of holders of Series B Preferred Units and Parity Securities (including the Series A Preferred Units) are described under “Description of Series B Preferred Units—Liquidation Rights.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed to be a liquidation, dissolution or winding up of our affairs.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2016 without obtaining the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after December 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any common unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without common unitholder or other limited partner approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the common unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of our outstanding common units, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a majority of common units agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding common units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units. The ownership of more than 33 1/3% of our outstanding common units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any part of its general partner interest in us to another person prior to December 31, 2016 without the approval of the holders of at least a majority of our outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Our general partner and its affiliates may at any time transfer units to one or more persons, without limited partner approval.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or as part of the sale of all or substantially all of its assets to another entity without limited partner approval. Prior to December 31, 2016, other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of our outstanding common units, excluding common units held by our general partner and its affiliates. On or after December 31, 2016, the incentive distribution rights will be freely transferable.

Transfer of Common Units, Series A Preferred Units and Series B Preferred Units

By transfer of common units, Series A Preferred Units or Series B Preferred Units in accordance with our partnership agreement, each transferee of common units, Series A Preferred Units or Series B Preferred Units automatically is admitted as a limited partner with respect to the common units, Series A Preferred Units or Series B Preferred Units transferred when such transfer and admission is reflected in our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly. Each transferee automatically is deemed to:

•	represent that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	agree to be bound by the terms and conditions of, and to have executed, our partnership agreement;

•	grants power of attorney to officers of our general partner and any liquidator of us as specified in our partnership agreement; and

•	give the consents and approvals contained in our partnership agreement.

We are entitled to treat the nominee holder of a common unit, Series A Preferred Unit or Series B Preferred Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units, Series A Preferred Units and Series B Preferred Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit, Series A Preferred Unit or Series B Preferred Unit has been transferred on our books, we and our transfer agent may treat the record holder of the unit as the absolute owner of such unit for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Teekay Offshore GP L.L.C. as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class or series of partnership securities, that person or group will lose voting rights on all of its partnership securities. This loss of voting rights does not apply to the Series B Preferred Units or to any person or group that acquires the partnership securities from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the partnership securities with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and partnership securities held by our general partner and its affiliates are not voted in favor of that removal, our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Call Right

If at any time our general partner and its affiliates hold more than 80% of the then-issued and outstanding partnership securities of any class or series, except for the Series A Preferred Units and Series B Preferred Units, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership securities of the class or series held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in this event is the greater of (x) the average of the daily closing prices of the partnership securities of such class or series over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership securities of such class or series during the 90-day period preceding the date such notice is first mailed.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities (except for the Series A Preferred Units and Series B Preferred Units) may have the holder’s partnership securities purchased at an undesirable time or price.

Meetings; Voting

Unlike the holders of common stock in a corporation, the holders of our common units have only limited voting rights on matters affecting our business. They have no right to elect our general partner (who manages our operations and activities) or the directors of our general partner, on an annual or other continuing basis. On those matters that are submitted to a vote of common unitholders, each record holder of a common unit may vote according to the holder’s percentage interest in us of all holder entitled to vote on such matter, although additional limited partners interests having special voting rights could be issued.

Holders of the Series A Preferred Units and Series B Preferred Units generally have no voting rights. However, holders of Series A Preferred Units and Series B Preferred Units have limited voting rights as described under “Description of Series B Preferred Units—Voting Rights.”

Except as described below regarding a person or group owning 20% or more of any class or series of limited partner interest then outstanding, limited partners as of the record date will be entitled to notice of, and to vote at, any meetings of our limited partners and to act upon matters for which approvals by the holders of such class or series of limited partner interests may be solicited.

Any action that is required or permitted to be taken by our limited partners, or any applicable class thereof, may be taken either at a meeting of the applicable limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of limited partner interests necessary to authorize or take that action at a meeting. Meetings of our limited partners may be called by our general partner or by limited partners owning at least 20% of the outstanding limited partner interests of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding limited partner interests of the class, classes or series for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of the limited partner interests, in which case the quorum will be the greater percentage.

If at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or a transferee approved by the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class or series of our limited partner interests then outstanding, that person or group will lose voting rights on all of its limited partner interests, except for the Series A Preferred Units and Series B Preferred Units, and such limited partner interests may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units, Series A Preferred Units and Series B Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units, Series A Preferred Units or Series B Preferred Units under our partnership agreement will be delivered to the record holder by us or by our transfer agent.

Status as Limited Partner

Except as described above under “—Limited Liability,” our common units, Series A Preferred Units and Series B Preferred Units will be fully paid, and our unitholders will not be required to make additional contributions. By transfer of common units, Series A Preferred Units or Series B Preferred Units in accordance with our partnership agreement, each transferee of common units, Series A Preferred Units and Series B Preferred Units shall be admitted as a limited partner with respect to the common units, Series A Preferred Units or Series B Preferred Units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)	our general partner;

(2)	any departing general partner;

(3)	any person who is or was an affiliate of our general partner or any departing general partner;

(4)	any person who is or was an officer, director, member or partner of any entity described in (1), (2) or (3) above;

(5)	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; or

(6)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We intend to furnish or make available to record holders of our common units, Series A Preferred Units and Series B Preferred Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent chartered accountants. Except for our fourth quarter, we also intend to furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at the limited partner’s own expense, have furnished to the limited partner:

(1)	a current list of the name and last known address of each partner;

(2)	a copy of our tax returns;

(3)	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(4)	copies of our partnership agreement, the certificate of limited partnership of our partnership, related amendments and powers of attorney under which they have been executed;

(5)	information regarding the status of our business and financial condition; and

(6)	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners’ trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the U.S. Securities Act of 1933 and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Teekay Offshore GP L.L.C. as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Teekay Corporation, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and officers of our general partner, Teekay Offshore GP L.L.C., have certain fiduciary duties to manage our general partner in a manner beneficial to its owner, Teekay Corporation. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our common unitholders. Teekay Corporation has the authority to appoint our general partner’s directors, who in turn appoint our general partner’s officers. We, our general partner and our general partner’s officers and directors will not owe any fiduciary duties to holders of the Series A Preferred Units and Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement.

Our partnership affairs are governed by our partnership agreement and the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in limited partner rights between the Marshall Islands Act and the Delaware Revised Uniform Limited Partnership Act. The Marshall Islands Act also provides that it is to be applied and construed to make the laws of the Marshall Islands, with respect to the subject matter of the Marshall Islands Act, uniform with the laws of the State of Delaware and, so long as it does not conflict with the Marshall Island Act or decisions of certain Marshall Islands courts, the non-statutory law (or “case law”) of the State of Delaware is adopted as the law of the Marshall Islands. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our limited partners and fiduciary responsibilities of our general partner owed to our common unitholders under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less developed nature of Marshall Islands law, our public limited partners may have more difficulty in protecting their interests in the face of actions by our general partner or controlling equity holder than would limited partners of a limited partnership organized in the United States.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our limited partners under Marshall Islands law. Our partnership agreement also restricts the remedies available to limited partners for actions taken by our general partner that, without those limitations, might constitute breaches of fiduciary duties.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or the common unitholders if the resolution of the conflict is:

•	approved by the conflicts committee of our general partner’s board of directors, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates, although our general partner is not obligated to seek such approval;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but our general partner is not required to obtain confirmation to such effect from an independent third party; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner or from the limited partners. If our general partner does not seek approval from the conflicts committee, and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors, including the board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. The definition of good faith specified above does not apply to the contractual duty of good faith and fair dealing we owe to holders of Series A Preferred Units and Series B Preferred Units.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to common unitholders.

The amount of cash that is available for distribution to common unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our limited partners, including borrowings that have the purpose or effect of enabling our general partner or its affiliates to receive distributions on the incentive distribution rights.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding limited partner interests and incentive distribution rights.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our operating subsidiaries.

Neither our partnership agreement nor any other agreement requires Teekay Corporation to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Teekay Corporation’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Teekay Corporation, which may be contrary to our interests.

Because officers and the directors of our general partner are also directors and officers of Teekay Corporation, such directors and officers have fiduciary duties to Teekay Corporation that may cause them to pursue business strategies that disproportionately benefit Teekay Corporation or which otherwise are not in the best interests of us or our limited partners.

Our general partner is allowed to take into account the interests of parties other than us, such as Teekay Corporation, in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of or factors affecting us, our affiliates or any limited partner. Decisions made by our general partner in its individual capacity are made by its sole owner, Teekay Corporation, and not by the board of directors of our general partner. Examples include the exercise of its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether to consent to any merger or consolidation involving us.

We do not have any officers and rely solely on officers of Teekay Offshore GP L.L.C.

Affiliates of our general partner, Teekay Offshore GP L.L.C., conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers who provide services to Teekay Offshore GP L.L.C. and its affiliates. The officers of Teekay Offshore GP L.L.C. are not required to work full-time on our affairs. These officers are required to devote time to the affairs of Teekay Offshore GP L.L.C. or its affiliates, and we reimburse their employers for the services they render to Teekay Offshore GP L.L.C. and us. None of the officers of our general partner are employees of our general partner. Our Chief Executive Officer and Chief Financial Officer is also an executive officer of Teekay Corporation and of the general partner of Teekay LNG Partners LP.

We reimburse our general partner and its affiliates for expenses.

We reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner determine in good faith the expenses that are allocable to us.

Our general partner has limited its liability regarding our obligations.

Our general partner has limited its liability under contractual arrangements so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its or our liability is not a breach of our general partner’s fiduciary duties owed to common unitholders or a breach of our general partner’s contractual duty of good faith and fair dealing to holders of the Series A Preferred Units or Series B Preferred Units, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders, Series A Preferred Units and Series B Preferred Unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, do not and will not grant to the holders of our common units, Series A Preferred Units or Series B Preferred Units, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not be the result of arms’-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arms’-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf, and our general partner will determine, in good faith, the terms of any of these transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without limited partner approval.

Under our partnership agreement, our general partner has full power and authority to do all things (other than those items that require limited partner approval or with respect to which our general partner has sought conflicts committee approval) on such terms as it determines to be necessary or appropriate to conduct our business including, among others, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership (subject to the limited approval rights of holders of Series A Preferred Units and Series B Preferred Units described under “Description of Series B Preferred Units—Voting Rights”), and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdictions over our business or assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of partnership cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any other limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	subject to the prior payment of all quarterly distributions on the Series A Preferred Units and Series B Preferred Units through the most recent Series A Distribution Payment Date and Series B Distribution Payment Date, as applicable, the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

•	the entering into of agreements with any of its affiliates to render services to us, our controlled affiliates or to itself in the discharge of its duties as our general partner.

Please read “—Meetings; Voting,” above and “Description of Series B Preferred Units—Voting Rights” for information regarding the voting rights of limited partners.

Partnership securities, except for the Series A Preferred Units and Series B Preferred Units, are subject to our general partner’s call right.

Our general partner may exercise its right to call and purchase partnership securities, except for the Series A Preferred Units and Series B Preferred Units, as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a limited partner may have partnership securities purchased by the general partner at an undesirable time or price. Please read “—Call Right” above.

We may choose not to retain separate counsel for ourselves or for the holders of limited partner interests.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units, Series A Preferred Units or the Series B Preferred Units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, Series A Preferred Units or the Series B Preferred Units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates, including Teekay Corporation, may compete with us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. In addition, our partnership agreement provides that our general partner, for so long as it is general partner of our partnership, will cause its affiliates not to engage in, by acquisition or otherwise, certain businesses or activities described in an omnibus agreement to which we, Teekay Corporation and other affiliates are parties. Similarly, under the omnibus agreement, Teekay Corporation has agreed and has caused its affiliates to agree, for so long as Teekay Corporation controls our partnership, not to engage in certain business or activities relating to the marine transportation and storage services provided to the offshore oil industry. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Fiduciary Duties

Our general partner is accountable to us and our common unitholders as a fiduciary. Our general partner owes no fiduciary duty to holders of the Series A Preferred Units or Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to our partnership agreement. Fiduciary duties owed to our limited partners by our general partner are prescribed by law and our partnership agreement. The Marshall Islands Act provides that Marshall Islands partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by the general partner to the limited partners and the partnership.

Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner beneficial both to its owner, Teekay Corporation, as well as to holders of our common units. These modifications disadvantage the limited partners because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Marshall Islands Act;

•	material modifications of these duties contained in our partnership agreement; and

•	certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement that otherwise expands or restricts the fiduciary duties, would generally require a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. The duty of loyalty is generally limited to a general partner of a Marshall Islands limited partnership: accounting to the limited partnership and holding as trustee for it any property, profit or benefit derived by the general partner in the conduct or winding up of the limited partnership business or affairs or derived from a use by the general partner of limited partnership property, including the appropriation of a partnership opportunity; refraining from dealing with the limited partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the limited partnership; and refraining from competing with the limited partnership in the conduct of the partnership business or affairs before the dissolution of the limited partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, Section 7.9 of our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” with respect to common unitholders and will not be subject to any other standard under the laws of the Marshall Islands. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. Our partnership agreement provides that the general partner and its affiliates, including us and our general partner’s officers and directors, do not owe any fiduciary duties to holders of the Series A Preferred Units or Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to the partnership agreement. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of common unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•    “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee, and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Rights and remedies of unitholders	The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the partnership agreement to contain terms governing the rights of the unitholders. The rights of our limited partners, including voting and approval rights and the ability of the partnership to issue additional units, are governed by the terms of our partnership agreement.

As to remedies of limited partners, the Marshall Islands Act permits a limited partner to institute legal action in the right of a limited partnership to recover a judgment in its favor if general partners with authority to do so have refused to institute the action or where an effort to cause those general partners to do so is not likely to succeed.

In order to become one of our limited partners, a common unitholder, holder of Series A Preferred Units or holder of Series B Preferred Units is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. The failure of a limited partner or transferee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers and directors to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful.

Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the U.S. Securities Act of 1933, in the opinion of the U.S. Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations that may be relevant to prospective Series B Preferred unitholders and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (or the Code), legislative history, applicable U.S. Treasury Regulations (or Treasury Regulations), judicial authority and administrative interpretations, all as in effect on the date of this prospectus, and which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Teekay Offshore Partners L.P.

This discussion is limited to Series B Preferred unitholders who hold their Series B Preferred Units as capital assets for tax purposes. This discussion does not address all tax considerations that may be important to a particular Series B Preferred unitholder in light of the Series B Preferred unitholder’s circumstances, or to certain categories of Series B Preferred unitholders that may be subject to special tax rules, such as:

•	dealers in securities or currencies,

•	traders in securities that have elected the mark-to-market method of accounting for their securities,

•	persons whose functional currency is not the U.S. dollar,

•	persons holding our Series B Preferred Units as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction,

•	certain U.S. expatriates,

•	financial institutions,

•	insurance companies,

•	persons subject to the alternative minimum tax,

•	persons that actually or under applicable constructive ownership rules own 10% or more of our units, and

•	entities that are tax-exempt for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Series B Preferred Units, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Series B Preferred Units should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Series B Preferred Units.

No ruling has been or will be requested from the Internal Revenue Service (or IRS) regarding any matter affecting us or our unitholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Each Series B Preferred unitholder is urged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of our Series B Preferred Units.

Election to be Taxed as a Corporation

We have elected to be taxed as a corporation for U.S. federal income tax purposes. As such, Series B Preferred unitholders are not directly subject to U.S. federal income tax on our income, but rather are subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

United States Federal Income Taxation of U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of our Series B Preferred Units that is for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien (or a U.S. Individual Holder), (ii) a corporation or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

We have elected to be taxed as a corporation for U.S. federal income tax purposes. Subject to the discussion of passive foreign investment companies (or PFICs) below, any distributions made by us with respect to our Series B Preferred Units to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s Series B Preferred Units, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s Series B Preferred Units will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its Series B Preferred Units and thereafter as capital gain, which will be either long term or short term capital gain depending upon whether the U.S. Holder has held the Series B Preferred Units for more than one year. U.S. Holders that are corporations for U.S. federal income tax purposes generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends paid with respect to our Series B Preferred Units will be treated as foreign source income and generally will be treated as “passive category income.”

Dividends paid on our Series B Preferred Units to a U.S. Holder who is an individual, trust or estate (or a Non-Corporate U.S. Holder) will be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that: (i) our Series B Preferred Units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which we expect to file an application for our Series B Preferred Units to be listed); (ii) we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (we intend to take the position that we are not now and have never been classified as a PFIC, as discussed below); (iii) the Non-Corporate U.S. Holder has owned the Series B Preferred Units for more than 60 days in the 121-day period beginning 60 days before the date on which the Series B Preferred Units become ex-dividend; (iv) the Non-Corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property; and (v) certain other conditions are met. There is no assurance that any dividends paid on our Series B Preferred Units will be eligible for these preferential rates in the hands of a Non-Corporate U.S. Holder. Any dividends paid on our Series B Preferred Units not eligible for these preferential rates will be taxed as ordinary income to a Non-Corporate U.S. Holder.

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of stock if the amount of the dividend is equal to or in excess of 5% of a preferred stockholder’s adjusted tax basis (or fair market value in certain circumstances) in such stock. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a stockholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our Series B Preferred Units that is treated as “qualified dividend income,” then any loss recognized by a Non-Corporate U.S. Holder from the sale or exchange of such Series B Preferred Units will be treated as long-term capital loss to the extent of the amount of such dividend.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including dividends. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Series B Preferred Units.

Sale, Exchange or Other Disposition of Series B Preferred Units

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our Series B Preferred Units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such units. Subject to the discussion of extraordinary dividends above, such gain or loss generally will be treated as (a) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short term capital gain or loss otherwise and (b) U.S.-source gain or loss, as applicable, for foreign tax credit purposes. Non-Corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Certain Non-Corporate U.S. Holders are subject to a 3.8% tax on certain investment income, including capital gains from the sale or other disposition of our Series B Preferred Units. Non-Corporate U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of our Series B Preferred Units.

Consequences of Possible PFIC Classification

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (i) at least 75% of its gross income is “passive” income; or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business). By contrast, income derived from the performance of services does not constitute “passive income.”

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the Internal Revenue Service (or IRS) stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on our and our subsidiaries’ current assets and operations, we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that it is more likely than not that we are not a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	the total payments due to us under each of our time charters and certain of our FPSO contracts are substantially in excess of the current bareboat charter rate for comparable vessels;

•	the income derived from our contracts of affreightment, time chartering activities and certain of our FPSO contracts will be greater than 25% of our total gross income at all relevant times; and

•	the gross value of our vessels servicing our contracts of affreightment, time charters and certain of our FPSO contracts will exceed the gross value of all other assets we own at all relevant times.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in our or our subsidiaries’ assets, income or operations.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to different taxation rules depending on whether the U.S. Holder makes a timely and effective election to treat us as a “Qualified Electing Fund” (a QEF election). As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our Series B Preferred Units, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election (an Electing Holder), the Electing Holder must report each taxable year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings (as ordinary income) and net capital gain (as long-term capital gain), if any, for each taxable year for which we are a PFIC that ends with or within the Electing Holder’s taxable year, regardless of whether or not the Electing Holder received distributions from us in that year. Such income inclusions would not be eligible for the preferential tax rates applicable to “qualified dividend income.” The Electing Holder’s adjusted tax basis in the Series B Preferred Units will be increased to reflect taxed but undistributed share of ordinary earnings and net capital gain. Distributions out of our earnings and profits that were previously taxed to the Electing Shareholder will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the Series B Preferred Units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our Series B Preferred Units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions).

If a U.S. Holder has not made a timely QEF election with respect to the first year in the U.S. Holder’s holding period of our Series B Preferred Units during which we qualified as a PFIC, the U.S. Holder may be treated as having made a timely QEF election by filing a QEF election with the U.S. Holder’s timely filed U.S. federal income tax return (including extensions) and, under the rules of Section 1291 of the Code, a “deemed sale election” to include in income as an “excess distribution” (described below) the amount of any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the U.S. Holder’s Series B Preferred Units on the “qualification date.” The qualification date is the first day of our taxable year in which we qualified as a “qualified electing fund” with respect to such U.S. Holder. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if the U.S. Holder failed to file the QEF election documents in a timely manner. If a U.S. Holder makes a timely QEF election for one of our taxable years, but did not make such election with respect to the first year in the U.S. Holder’s holding period of our Series B Preferred Units during which we qualified as a PFIC and the U.S. Holder did not make the deemed sale election described above, the U.S. Holder also will be subject to the more adverse rules described below.

A U.S. Holder’s QEF election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, U.S. Holders will not be able to make an effective QEF election at this time. If, contrary to our expectations, we determine that we are or will be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF election with respect to our Series B Preferred Units.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. If we were to be treated as a PFIC for any taxable year and, as we anticipate, our Series B Preferred Units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Series B Preferred Units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made for the first year a U.S. Holder holds or is deemed to hold our Series B Preferred Units and for which we are a PFIC, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the U.S. Holder’s Series B Preferred Units at the end of the taxable year over the U.S. Holder’s adjusted tax basis in the Series B Preferred Units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Series B Preferred Units over the fair market value thereof at the end of the taxable year that we are a PFIC, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in the U.S. Holder’s Series B Preferred Units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our Series B Preferred Units in taxable years that we are a PFIC would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the Series B Preferred Units in taxable years that we are a PFIC would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

If a U.S. Holder makes a mark-to-market election for one of our taxable years and we were a PFIC for a prior taxable year during which such U.S. Holder held our Series B Preferred Units and for which (i) we were not a QEF with respect to such U.S. Holder and (ii) such U.S. Holder did not make a timely mark-to-market election, such U.S. Holder would also be subject to the more adverse rules described below in the first taxable year for which the mark-to-market election is in effect and also to the extent the fair market value of the U.S. Holder’s Series B Preferred Units exceeds the U.S. Holder’s adjusted tax basis in the Series B Preferred Units at the end of the first taxable year for which the mark-to-market election is in effect.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. If we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year (a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Series B Preferred Units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years or, if shorter, the Non-Electing Holder’s holding period for the Series B Preferred Units), and (ii) any gain realized on the sale, exchange or other disposition of the Series B Preferred Units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the Series B Preferred Units;

•	the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to U.S. federal income tax at the highest rate of tax in effect for the applicable class of taxpayers for that year; and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Additionally, for each year during which a U.S. Holder owns Series B Preferred Units, we are a PFIC, and the total value of all units that such U.S. Holder directly or indirectly holds exceeds certain thresholds, such U.S. Holder generally will be required to file IRS Form 8621 with its annual U.S. federal income tax return to report its ownership of our units. In addition, if a Non-Electing Holder who is an individual dies while owning our Series B Preferred Units, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such Series B Preferred Units.

U.S. Holders are urged to consult their own tax advisors regarding the PFIC rules, including the PFIC annual reporting requirements as well as the applicability, availability and advisability of, and procedure for, making QEF, Mark-to-Market Elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Consequences of Possible Controlled Foreign Corporation Classification

If CFC Unitholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of our outstanding units entitled to vote) own directly, indirectly or constructively more than 50% of either the total combined voting power of our outstanding units entitled to vote or the total value of all of our outstanding units, we generally would be treated as a controlled foreign corporation, or a CFC.

CFC Unitholders are treated as receiving current distributions of their shares of certain income of the CFC without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. In addition, a person who is or has been a CFC Unitholder may recognize ordinary income on the disposition of units of the CFC. Although we do not believe we are or will become a CFC, U.S. persons owning a substantial interest in us should consider the potential implications of being treated as a CFC Unitholder in the event we become a CFC in the future.

The U.S. federal income tax consequences to U.S. Holders who are not CFC Unitholders would not change in the event we become a CFC in the future.

U.S. Return Disclosure Requirements for U.S. Individual Holders

U.S. Individual Holders who hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their U.S. federal income tax return for that taxable year. This reporting requirement does not apply to U.S. Individual Holders who report their ownership of Series B Preferred Units under the PFIC annual reporting rules described above. Penalties apply for failure to properly complete and file IRS Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Series B Preferred Units.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Series B Preferred Units (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

Distributions

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on distributions received from us with respect to our Series B Preferred Units unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States). If a Non-U.S. Holder is engaged in a trade or business in the United States and the distributions are deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those distributions in the same manner as if it were a U.S. Holder.

Sale, Exchange or Other Disposition of Series B Preferred Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the disposition of our Series B Preferred Units unless (a) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) or (b) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition occurs and meets certain other requirements. If a Non-U.S. Holder is engaged in a trade or business in the United States and the disposition of our units is deemed to be effectively connected to that trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions or the proceeds of a disposition of Series B Preferred Units to a Non-Corporate U.S. Holder will be subject to information reporting requirements. These payments to a Non-Corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to timely provide an accurate taxpayer identification number;

•	is notified by the IRS that the U.S. Holder has failed to report all interest or distributions required to be shown on the U.S. Holder’s U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States, or through a U.S. payor, by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a Series B Preferred unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by accurately completing and timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP, our counsel as to matters of the laws of the Republic of The Marshall Islands, and the current laws of the Republic of The Marshall Islands and is applicable only to persons who do not reside in, maintain offices in or engage in business in the Republic of The Marshall Islands and are not citizens of the Republic of The Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or our subsidiaries will, conduct business or operations in the Republic of The Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of The Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of Series B Preferred Units, and you will not be required by the Republic of The Marshall Islands to file a tax return relating to the Series B Preferred Units.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of him.

Canadian Federal Income Tax Considerations

The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) (or the Canada Tax Act ), as of the date of this prospectus, that we believe are relevant to holders of Series B Preferred Units who, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (or the Canada-U.S. Treaty ) are, at all relevant times, resident in the United States and entitled to all of the benefits of the Canada-U.S. Treaty and who deal at arm’s length with us and Teekay Corporation (or U.S. Resident Holders ). This discussion takes into account all proposed amendments to the Canada Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed or at all.

We are considered to be a partnership under Canadian federal income tax law and therefore not a taxable entity for Canadian income tax purposes. A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gains allocated by us to the U.S. Resident Holder in respect of such U.S. Resident Holder’s Series B Preferred Units, provided that (a) we do not carry on business in Canada for purposes of the Canada Tax Act and (b) such U.S. Resident Holder does not hold such Series B Preferred Units in connection with a business carried on by such U.S. Resident Holder through a permanent establishment in Canada for purposes of the Canada-U.S. Treaty.

A U.S. Resident Holder will not be liable to tax under the Canada Tax Act on any income or gain from the sale, redemption or other disposition of such U.S. Resident Holder’s Series B Preferred Units, provided that, for purposes of the Canada-U.S. Treaty, such Series B Preferred Units do not, and did not at any time in the twelve-month period preceding the date of disposition, form part of the business property of a permanent establishment in Canada of such U.S. Resident Holder.

We believe that our activities and affairs and the activities and affairs of OPCO, a Marshall Island limited partnership in which we own a 100% limited partnership interest, are conducted in such a manner that both we and OPCO are not carrying on business in Canada and that U.S. Resident Holders should not be considered to be carrying on business in Canada for purposes of the Canada Tax Act or the Canada-U.S. Treaty solely by reason of the acquisition, holding, disposition or redemption of our Series B Preferred Units. We intend that this is and continues to be the case, notwithstanding that Teekay Shipping Limited (a subsidiary of Teekay Corporation that is resident and based in Bermuda) provides certain services to Teekay Offshore Partners L.P. and OPCO and obtains some or all such services under subcontracts with Canadian service providers.

If the arrangements we have entered into result in our being considered to carry on business in Canada for purposes of the Canada Tax Act, U.S. Resident Holders would be considered to be carrying on business in Canada and may be required to file Canadian tax returns and, subject to any relief provided under the Canada-U.S. Treaty, would be subject to taxation in Canada on any income that is considered to be attributable to the business carried on by us in Canada. The Canada-U.S. Treaty contains a treaty benefit denial rule which may have the effect of denying relief thereunder from Canadian taxation to U.S. Resident Holders in respect of any income attributable to a business carried on by us in Canada.

Although we do not intend to do so, there can be no assurance that the manner in which we and OPCO carry on our respective activities will not change from time to time as circumstances dictate or warrant in a manner that may cause U.S. Resident Holders to be carrying on business in Canada for purposes of the Canada Tax Act. Further, the relevant Canadian federal income tax law may change by legislation or judicial interpretation and the Canadian taxing authorities may take a different view than we have of the current law.

It is the responsibility of each U.S. Resident Holder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of an investment in us. Accordingly, each prospective U.S. Resident Holder is urged to consult, and depend upon, such unitholder’s tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each U.S. Resident Holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of such unitholder.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC (or the Representatives) are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Series B Preferred Units set forth opposite its name below.

Underwriter	Number of Series B Preferred Units

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,500,002
Morgan Stanley & Co. LLC	1,500,000
UBS Securities LLC	1,500,000
Credit Agricole Securities (USA) Inc.	166,666
Santander Investment Securities Inc.	166,666
SG Americas Securities, LLC	166,666

Total	5,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series B Preferred Units sold under the underwriting agreement if any of the Series B Preferred Units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to buy up to 750,000 additional Series B Preferred Units from us solely to cover over-allotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any units are purchased with this option, the underwriters will purchase units in approximately the same proportion as shown in the table above. If any additional Series B Preferred Units are purchased, the underwriters will offer the additional units on the same terms on which the units are being offered.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series B Preferred Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series B Preferred Units, and satisfaction of other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The Representatives have advised us that the underwriters propose initially to offer the Series B Preferred Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.50 per unit. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per unit to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Unit	Total(1)
Public offering price	$25.00	$125,000,000
Underwriting discount	$0.7875	$3,937,500
Proceeds, before expenses, to us	$24.2125	$121,062,500

(1)	We have granted the underwriters an option for a period of 30 days to purchase up to an additional 750,000 Series B Preferred Units. If the underwriters exercise the option in full, the total underwriting discount will be $4,528,125, and total proceeds to us before expenses will be $139,221,875.

The expenses of this offering, not including the underwriting discount, are estimated at $250,000 and are payable by us.

No Sales of Similar Securities

We have agreed that, for a period of 30 days after the date of this prospectus and subject to certain exceptions, we will not, without the prior written consent of the Representatives, (i) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise transfer or dispose of any Series B Preferred Units, Series A Preferred Units or any non-convertible securities that are substantially similar to the Series B Preferred Units, whether owned as of the date hereof or hereafter acquired or with respect to which we have acquired or hereafter acquire the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, agreement or transaction is to be settled by delivery of Lock-Up Securities, in cash or otherwise.

New York Stock Exchange Listing

The Series B Preferred Units are a new issue of securities with no established trading market. We intend to apply to list the Series B Preferred Units on the NYSE under the symbol “TOOPRB”. If the application is approved, trading of the Series B Preferred Units on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series B Preferred Units. The underwriters have advised us that they intend to make a market in the Series B Preferred Units before commencement of trading on the NYSE. They will have no obligation to make a market in the Series B Preferred Units, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for the Series B Preferred Units may not develop or, even if one develops, may not last, in which case the liquidity and market price of the Series B Preferred Units could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer Series B Preferred Units at the time and price desired will be limited.

Price Stabilization, Short Positions

Until the distribution of the Series B Preferred Units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing Series B Preferred Units. However, the Representatives may engage in transactions that have the effect of stabilizing the price of the Series B Preferred Units, such as bids or purchases and other activities that peg, fix or maintain that price.

In connection with this offering, the underwriters may bid for or purchase and sell Series B Preferred Units in the open market. These transactions may include stabilizing transactions, short sales and purchases on the open market to cover positions created by short sales. Stabilizing transactions consist of various activities such as purchases of Series B Preferred Units made by the underwriters in the open market prior to the completion of the offering. Short sales involve the sale by the underwriters of a greater number of Series B Preferred Units than they are required to purchase in this offering. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional units referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Series B Preferred Units, in whole or in part, or by purchasing our Series B Preferred Units in the open market. In making this determination, the underwriters will consider, among other things, the price of our Series B Preferred Units available for purchase in the open market compared to the price at which the underwriters may purchase our Series B Preferred Units through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series B Preferred Units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase our Series B Preferred Units in the open market to cover the position.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales and other activities may have the effect of raising or maintaining the market price of the Series B Preferred Units or preventing or retarding a decline in the market price of Series B Preferred Units. As a result, the price of the Series B Preferred Units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of Series B Preferred Units. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Extended Settlement

We expect that delivery of the Series B Preferred Units will be made to investors on April 20, 2015, which will be the fifth business day following the date of pricing of the Series B Preferred Units (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Series B Preferred Units on the initial pricing date of the Series B Preferred Units or the succeeding business day will be required, by virtue of the fact that the Series B Preferred Units initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Teekay Corporation and its affiliates, our general partner and us. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of certain of the underwriters are parties to our credit facilities, interest rate swaps, leasing services or other financing arrangements with certain of our subsidiaries, for which they have or will receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series B Preferred Units offered hereby. Any such short positions could adversely affect future trading prices of the Series B Preferred Units offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Offshore Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon. The validity of the Series B Preferred Units offered hereby and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Watson Farley & Williams LLP, New York, New York. Vinson & Elkins L.L.P., Washington DC, will pass upon certain legal matters in connection with the offering on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, and the consolidated financial statements of OOG TKP FPSO GmbH & Co KG as of December 31, 2014 and for the year then ended filed as Exhibit 15.2 to our Annual Report on Form 20-F, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934 (or the Exchange Act) from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports on Form 10-Q or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014;

•	our Registration Statement on Form 8-A/A filed with the SEC on May 7, 2013;

•	our Form 6-K filed with the SEC on April 13, 2015;

•	all subsequent Reports on Form 6-K furnished to the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part; and

•	all of our subsequent Registration Statements on Form 8-A or 8-A/A filed with the SEC prior to the termination of this offering.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekayoffshore.com, or by writing or calling us at the following address:

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any free writing prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any free writing prospectus is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus. All amounts are estimated except the SEC registration fee.

U.S. Securities and Exchange Commission registration fee	$16,704
Legal fees and expenses	$125,000
Accounting fees and expenses	$50,000
Transfer agent fees	$11,500
Printing costs	$30,000
Miscellaneous	$16,796

Total	$250,000

PROSPECTUS

Teekay Offshore Partners L.P.

Teekay Offshore Finance Corp.

Common Units

Preferred Units

Convertible Preferred Units

Debt Securities

Convertible Debt Securities

We may, from time to time, offer to sell common units, preferred units, convertible preferred units, debt securities or convertible debt securities. We refer to our common units, preferred units, convertible preferred units, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used, from time to time, to offer our common units for the account of selling unitholders.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We may offer and sell these securities, or selling unitholders may offer and sell our common units, to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common units are traded on the New York Stock Exchange under the symbol “TOO.” On May 19, 2014, the last reported sale price of our common units on the New York Stock Exchange was $35.21 per unit. Our Series A preferred units are listed on the New York Stock Exchange under the symbol “TOOPRA.” On May 19, 2014, the last reported sale price of our Series A preferred units on the New York Stock Exchange was $25.60 per unit.

Investing in our securities involves a high degree of risk. In addition, limited partnerships are inherently different than corporations. You should carefully consider the section entitled “Forward-Looking Statements” contained on page 1 and each of the factors described under “Risk Factors” beginning on page 3 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 20, 2014

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. We have not authorized anyone else to give you different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed or hereafter file with the U.S. Securities and Exchange Commission (or SEC) that is incorporated by reference into this prospectus, is accurate as of any date other than its respective date. We will disclose material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, (a) we may sell from time to time any combination of the common units, preferred units, convertible preferred units, debt securities or convertible debt securities described in this prospectus in one or more offerings and (b) selling unitholders may sell from time to time our common units in one or more offerings. This prospectus generally describes us and the securities that may be offered. Each time we or selling unitholders offer securities with this prospectus, we will provide this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. If information varies between this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. No limit exists on the aggregate amount of the securities we or selling unitholders may sell pursuant to the registration statement of which this prospectus is a part.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

Unless otherwise indicated, references in this prospectus to “Teekay Offshore Partners,” “we,” “us” and “our” and similar terms refer to Teekay Offshore Partners L.P. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common or preferred units described herein, shall mean specifically Teekay Offshore Partners L.P. and, when used in this prospectus in connection with debt securities, shall refer jointly to Teekay Offshore Partners L.P. and Teekay Offshore Finance Corp. References in this prospectus to “Teekay Corporation” refer to Teekay Corporation and/or any one or more of its subsidiaries.

Unless otherwise indicated, all references in this prospectus to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus is prepared in accordance with accounting principles generally accepted in the United States (or GAAP).

You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus and any prospectus supplements are “forward-looking statements”. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In addition, we and our representatives may from time to time make other oral or written statements that are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events affecting us. Forward-looking statements are subject to risks, uncertainties and assumptions, including those risks discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in other reports we file with the SEC and that are incorporated into this prospectus by reference. The risks, uncertainties and assumptions involve known and unknown risks and are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. In addition, we cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement, and accordingly, you should not place undue reliance on forward-looking statements.

TEEKAY OFFSHORE PARTNERS L.P.

Teekay Offshore Partners L.P. is an international provider of marine transportation, oil production and storage services to the offshore oil industry, focusing on the growing deep water offshore oil regions of the North Sea and Brazil. We were formed in August 2006 by Teekay Corporation (NYSE:TK), a leading provider of marine services to the global oil and gas industries, to further develop its operations in the offshore market. Our growth strategy focuses on expanding our fleet of shuttle tankers, floating storage and offtake (or FSO) units, floating production, storage and offloading (or FPSO) units and towage tankers under long-term, fixed-rate time charters. We intend to continue our practice of acquiring shuttle tankers, FSO units, FPSO units and towage tankers as needed for approved projects only after the long-term charters for the projects have been awarded to us, rather than ordering vessels on a speculative basis. We have entered into and may enter into additional joint ventures and partnerships with companies that may provide increased access to these opportunities or we may engage in vessel or business acquisitions. We seek to leverage the expertise, relationships and reputation of Teekay Corporation and its affiliates to pursue these growth opportunities in the offshore sectors and may consider other opportunities to which our competitive strengths are well suited. We have rights to participate in certain other FPSO, shuttle tanker and other opportunities that may be provided by Teekay Corporation or other entities. Our operating fleet operates under medium to long-term, stable contracts and we are structured as a publicly-traded master limited partnership. Teekay Corporation indirectly owns and controls our general partner and beneficially owns a 29.3% limited partner interest in us, including a 2% general partner interest.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, Teekay Offshore GP L.L.C., a Marshall Islands limited liability company, has an economic interest in us and manages our operations and activities. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Pursuant to services agreements between us and our subsidiaries, on the one hand, and other subsidiaries of Teekay Corporation, on the other hand, the Teekay Corporation subsidiaries provide to us substantially all of our administrative services and to our subsidiaries substantially all of their strategic, business development, advisory, ship management, technical and administrative services.

We are a limited partnership organized under the laws of the Republic of The Marshall Islands. Our principal executive offices are located at 4th Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton HM 08, Bermuda, and our phone number is (441) 298-2530. Our principal operating office is located at Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, British Columbia, Canada, V6C 2K2, and our telephone number at such address is (604) 683-3529. Our website address is www.teekayoffshore.com. The information contained in our website is not part of this prospectus.

TEEKAY OFFSHORE FINANCE CORP.

Teekay Offshore Finance Corp. is a Marshall Islands corporation and wholly owned subsidiary of Teekay Offshore Partners L.P. It has nominal assets and its activities will be limited to acting as co-issuer of certain securities and engaging in other activities incidental thereto. Teekay Offshore Finance Corp. may act as co-issuer of certain securities to allow investments by institutional investors that may not otherwise be able to invest due to our structure and investment restrictions under their respective states of organization or charters. You should not expect Teekay Offshore Finance Corp. to be able to service obligations on the securities.

RISK FACTORS

Before investing in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus. Although many of our business risks are comparable to those of a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation. When evaluating an investment in any of our securities, you should carefully consider all information included in this prospectus, including those risks discussed under the caption “Risk Factors” in our latest Annual Report on Form 20-F filed with the SEC, which are incorporated by reference into this prospectus, and information included in any applicable prospectus supplement.

If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might be unable to pay distributions on our securities, the trading price of our securities could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from our sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. We will not receive any proceeds from the sale of our common units by any selling unitholder.

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND

PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preferred unit distributions for the periods presented:

	Three Months Ended March 31, 2014		Year Ended December 31,
			2013		2012		2011		2010		2009
Ratio of earnings to fixed charges(1)	1.1	x	1.6	x	2.9	x	—	(2)	1.7	x	2.8	x
Ratio of earnings to fixed charges and to preferred unit distributions(1)	1.0	x	1.5	x	2.9	x	—	(2)	1.7	x	2.8	x
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—		—		—		90,124		—		—
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preferred unit distributions	—		—		—		90,124		—		—

(1)	This data is unaudited for all periods presented. For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preferred unit distributions:

•	“earnings” is the result of adding (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest and (d) distributed income of equity investees, and subtracting interest capitalized;

•	“fixed charges” represent (i) interest that is expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) interest within time-charter hire expense; and

•	“preferred unit distributions” represent the amount of pre-tax earnings that is required to pay the cash distributions on outstanding preferred units and is computed as the amount of (a) the distribution divided by (b) the result of one minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preferred unit distributions are ratios that we are required to present in this prospectus and have been calculated in accordance with SEC rules and regulations. These ratios have no application to our credit and lease facilities and preferred units and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges or to fixed charges and preferred unit distributions for this period was less than 1.0x.

DESCRIPTION OF SECURITIES

We may offer common units, preferred units, convertible preferred units, debt securities or convertible debt securities. We will set forth in an accompanying prospectus supplement a description of the common units, preferred units, convertible preferred units, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, including the public offering price and any net proceeds to us, will be contained in the accompanying prospectus supplement and other offering material relating to such offering.

SELLING UNITHOLDERS

Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the SEC under the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act), that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any selling unitholder may sell the securities offered by this prospectus and applicable prospectus supplements from time to time on a continuous or delayed basis:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers or other persons or entities;

•	through a combination of any such methods; or

•	through other means.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in a prospectus supplement or other appropriate filing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

Teekay Offshore Partners L.P. is organized under the laws of the Republic of The Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Republic of The Marshall Islands as a limited liability company, and Teekay Offshore Finance Corp. is incorporated under the laws of the Republic of The Marshall Islands as a corporation. The Republic of The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries and of Teekay Offshore Finance Corp. are residents of countries other than the United States. Substantially all of our and our subsidiaries’ and Teekay Offshore Finance Corp.’s assets and a substantial portion of the assets of the directors and officers of our general partner and of Teekay Offshore Finance Corp. are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries, Teekay Offshore Finance Corp. or the directors and officers of our general partner or Teekay Offshore Finance Corp. or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we and Teekay Offshore Finance Corp. have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Watson, Farley & Williams LLP to accept service of process on our behalf in any such action.

Watson, Farley & Williams LLP, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of The Marshall Islands would (1) recognize or enforce against us, our general partner, Teekay Offshore Finance Corp. or our general partner’s or Teekay Offshore Finance Corp.’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner, Teekay Offshore Finance Corp. or our general partner’s or Teekay Offshore Finance Corp.’s directors and officers in original actions brought in the Republic of The Marshall Islands, based on these laws.

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, Perkins Coie LLP will pass upon certain legal matters for us with respect to the offering of the securities. Unless otherwise stated in any applicable prospectus supplement, the validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands and New York will be passed upon for us by Watson, Farley & Williams LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Teekay Offshore Partners L.P. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of Teekay Offshore Partners L.P. issued at future dates, and consents to the use of its reports thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at that address, at prescribed rates, or from the SEC’s website on the internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2013;

•	all subsequent Annual Reports on Form 20-F filed with the SEC prior to the termination of this offering;

•	our Report on Form 6-K filed with the SEC on May 19, 2014;

•	all subsequent Reports on Form 6-K filed with the SEC prior to the termination of this offering that we identify in such Reports as being incorporated by reference into the registration statement of which this prospectus is a part;

•	the description of our common units contained in our Registration Statement on Form 8-A/A filed with the SEC on May 7, 2013, including any subsequent amendments or reports filed for the purpose of updating such description; and

•	the description of our Series A preferred units contained in our Registration Statement on Form 8-A filed with the SEC on April 25, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.teekayoffshore.com, or by writing or calling us at the following address:

Teekay Offshore Partners, L.P.

4th Floor, Belvedere Building,

69 Pitts Bay Road

Hamilton HM 08, Bermuda

Attn: Corporate Secretary

(441) 298-2530

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. The information contained in our website is not part of this prospectus.

EXPENSES

The following table sets forth costs and expenses, other than any underwriting discounts and commissions, we expect to incur in connection with the issuance and distribution of the securities covered by this prospectus.

U.S. Securities and Exchange Commission registration fee	$	*
Legal fees and expenses		**
Accounting fees and expenses		**
Printing costs		**
Transfer agent fees		**
Trustee fees		**
NYSE listing fee		**
FINRA filing fee		**
Miscellaneous		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) of the U.S. Securities Act of 1933, as amended, we are deferring payment of the registration fee for the securities offered.
**	To be provided in a prospectus supplement or in a Report on Form 6-K subsequently incorporated by reference into this prospectus.

5,000,000 Units

Teekay Offshore Partners L.P.

8.50% Series B Cumulative Redeemable Preferred Units

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

UBS Investment Bank

Credit Agricole CIB

Santander

SOCIETE GENERALE